Exhibit 4.1

J.P.Morgan

REVOLVING CREDIT AGREEMENT
dated as of
February 28, 2013
among
THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP,
The Lenders Party Hereto
JPMORGAN CHASE BANK, N.A., as Administrative Agent
PNC BANK, NATIONAL ASSOCIATION and
U.S. BANK NATIONAL ASSOCIATION, as Co-Syndication Agents
WELLS FARGO BANK, N.A., as Documentation Agent
and
COMERICA BANK, UNION BANK, N.A.,
RBS CITIZENS, N.A. and SUNTRUST BANK, as Managing Agents
___________________________
J.P. MORGAN SECURITIES LLC,
as Sole Bookrunner and Joint Lead Arranger
and
PNC BANK, NATIONAL ASSOCIATION and
U.S. BANK NATIONAL ASSOCIATION
as Joint Lead Arrangers

Page

ARTICLE I    DEFINITIONS 1

SECTION 1.01.	Defined Terms 1

SECTION 1.02.	Classification of Loans and Borrowings 25

SECTION 1.03.	Terms Generally 26

SECTION 1.04.	Accounting Terms; GAAP 26

ARTICLE II	THE CREDITS 26

SECTION 2.01.	Commitments 26

SECTION 2.02.	Loans and Borrowings 27

SECTION 2.03.	Requests for Revolving Borrowings 27

SECTION 2.04.	Incremental Commitments 28

SECTION 2.05.	Swingline Loans 32

SECTION 2.06.	Letters of Credit 33

SECTION 2.07.	Funding of Borrowings 37

SECTION 2.08.	Interest Elections 38

SECTION 2.09.	Termination and Reduction of Commitments 39

SECTION 2.10.	Repayment of Loans; Evidence of Debt 40

SECTION 2.11.	Prepayment of Loans 40

SECTION 2.12.	Fees 41

SECTION 2.13.	Interest 42

SECTION 2.14.	Alternate Rate of Interest 43

SECTION 2.15.	Increased Costs 43

SECTION 2.16.	Break Funding Payments 44

SECTION 2.17.	Payments Free of Taxes 45

SECTION 2.18.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs 49

SECTION 2.19.	Mitigation Obligations; Replacement of Lenders 50

SECTION 2.20.	Defaulting Lenders 51

SECTION 2.21.	Extension of Maturity Date 53

ARTICLE III	REPRESENTATIONS AND WARRANTIES 53

SECTION 3.01.	Organization; Powers 53

SECTION 3.02.	Authorization; Enforceability 54

SECTION 3.03.	Governmental Approvals; No Conflicts 54

SECTION 3.04.	Financial Condition; No Material Adverse Change 54

SECTION 3.05.	Properties 54

SECTION 3.06.	Litigation and Environmental Matters 55

SECTION 3.07.	Compliance with Laws and Agreements 55

SECTION 3.08.	Investment Company Status 55

SECTION 3.09.	Taxes 55

SECTION 3.10.	ERISA 55

SECTION 3.11.	Disclosure 56

SECTION 3.12.	USA PATRIOT Act 56

SECTION 3.13.	Embargoed Person 56

SECTION 3.14.	Federal Reserve Board Regulations 57

(continued)
Page

SECTION 3.15.	Subsidiaries 57

SECTION 3.16.	Solvency 57

SECTION 3.17.	Status of the Company 57

SECTION 3.18.	Properties 57

ARTICLE IV	CONDITIONS 58

SECTION 4.01.	Effective Date 58

SECTION 4.02.	Each Credit Event 60

ARTICLE V	AFFIRMATIVE COVENANTS 60

SECTION 5.01.	Financial Statements and Other Information 61

SECTION 5.02.	Notices of Material Events 62

SECTION 5.03.	Existence; Conduct of Business; REIT Status, Etc 62

SECTION 5.04.	Payment of Obligations 63

SECTION 5.05.	Maintenance of Properties; Insurance 63

SECTION 5.06.	Books and Records; Visitation Rights 63

SECTION 5.07.	Compliance with Laws 63

SECTION 5.08.	Use of Proceeds and Letters of Credit 64

SECTION 5.09.	Accuracy Of Information 64

SECTION 5.10.	Notices of Asset Sales, Encumbrances or Dispositions of
Eligible Unencumbered Assets    65

SECTION 5.11.	Additional Guarantors 65

ARTICLE VI	NEGATIVE COVENANTS 65

SECTION 6.01.	Indebtedness 66

SECTION 6.02.	Liens 66

SECTION 6.03.	Fundamental Changes 66

SECTION 6.04.	Dispositions 66

SECTION 6.05.	Limitations on Activities of TCI 67

SECTION 6.06.	Restricted Payments 67

SECTION 6.07.	Transactions with Affiliates 67

SECTION 6.08.	[Reserved] 67

SECTION 6.09.	Payments and Modifications of Subordinate Debt 67

SECTION 6.10.	Changes in Fiscal Periods 67

SECTION 6.11.	Financial Covenants 68

ARTICLE VII	EVENTS OF DEFAULT 69

ARTICLE VIII	THE ADMINISTRATIVE AGENT 72

ARTICLE IX	MISCELLANEOUS 74

SECTION 9.01.	Notices 74

SECTION 9.02.	Waivers; Amendments 75

(continued)
Page

SECTION 9.03.	Expenses; Indemnity; Damage Waiver 76

SECTION 9.04.	Successors and Assigns 77

SECTION 9.05.	Survival 81

SECTION 9.06.	Counterparts; Integration; Effectiveness 82

SECTION 9.07.	Severability 82

SECTION 9.08.	Right of Setoff 82

SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process 82

SECTION 9.10.	WAIVER OF JURY TRIAL 83

SECTION 9.11.	Headings 83

SECTION 9.12.	Confidentiality 83

SECTION 9.13.	Material Non-Public Information 84

SECTION 9.14.	Authorization to Distribute Certain Materials to Public- Siders 85

SECTION 9.15.	Interest Rate Limitation 85

SECTION 9.16.	USA PATRIOT Act 86

SECTION 9.17.	Non-Recourse 86

SECTION 9.18.	No Advisory or Fiduciary Responsibility 86

SCHEDULES:
Schedule EG -- Eligible Ground Leases
Schedule UA -- Eligible Unencumbered Assets; Capitalization Rates
Schedule SG -- Subsidiary Guarantors
Schedule 2.01 -- Commitments
Schedule 3.06 -- Disclosed Matters
Schedule 3.15 -- Subsidiaries
Schedule 3.18 -- Properties

EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Guaranty
Exhibit C-1 -- U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit C-2 -- U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit C-3 -- U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit C-4 -- U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit D -- Form of Borrowing Request
Exhibit E -- Form of Compliance Certificate
Exhibit F -- Form of Interest Election Request

87

THIS REVOLVING CREDIT AGREEMENT (the “Agreement”) is entered into as of February 28, 2013, among THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a Delaware limited partnership, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition Property” means, as of any date of determination, any Property or any interest therein that has been acquired by the Borrower, its Consolidated Businesses or any UJV within the prior eighteen (18) months, unless the Borrower has owned or operated such Property for at least three (3) months and has made a one-time election (by written notice to the Administrative Agent) to no longer treat such Property as an Acquisition Property for purposes of this Agreement, in which case (x) clause (1) of the definition of Capitalization Value shall be used for such Property to determine Capitalization Value instead of clause (4) of such definition, determined by such Property's contribution to Combined EBITDA, annualized based on Borrower's or such Subsidiary's or UJV's period of ownership or operation, and (y) clause (1) of the definition of Unencumbered Asset Value shall be used for such Property to determine Unencumbered Asset Value instead of clause (2) of such definition, determined by such Property's contribution to Combined Property EBITDA, annualized based on Borrower's or such Subsidiary Guarantor's period of ownership or operation. For avoidance of doubt, and as an illustrative example, if the Borrower owns a 50% interest in a UJV and thereafter acquires the other 50% interest in such UJV from its partner, then the 50% interest that it acquired would constitute an Acquisition Property for purposes of this Agreement, subject to the other terms and conditions of this paragraph set forth above.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR 01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Anchor Stores” means, for any Property, those department stores located on such Property or on parcels contiguous to such Property and which are being operated as part of an integrated shopping center with such Property.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Facility Fee Rate”, as the case may be, based upon the range into which the Total Leverage Ratio of the Borrower falls in the table below:

RATIO LEVEL	TOTAL LEVERAGE RATIO	ABR SPREAD	EURODOLLAR SPREAD	FACILITY FEE RATE
Level I	< 45%	0.45%	1.45%	0.20%
Level II	> 45% AND < 50%	0.50%	1.50%	0.25%
Level III	> 50% AND < 55%	0.65%	1.65%	0.25%
Level IV	>55%	0.85%	1.85%	0.35%

For purposes hereof, any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Financial Officer's compliance certificate in substantially the form attached hereto as Exhibit E (the “Compliance Certificate”) is delivered in connection with Section 5.01(d); provided, however, that if a Compliance Certificate is not delivered when due in accordance with the provisions of this Agreement, then the Applicable Rate shall be the percentage that would apply to the Level IV Ratio Level until such time as the Compliance Certificate is delivered, at which time the Applicable Rate shall be the percentage that would apply to the Level Ratio indicated in such Compliance Certificate.
Any adjustment in the Applicable Rate shall be applicable to all existing Loans.
If at any time the financial statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such financial statements had been accurate at the time they were delivered.
Any recalculation of interest required by this provision shall survive the termination of the Agreement for a period of 90 days, and this provision shall not in any way limit the Administrative Agent's and Lender's other rights and remedies under the Loan Documents.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person and provided further that in the event of any involuntary proceeding with respect to a Qualified Subsidiary, a Bankruptcy Event shall not occur unless such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall be entered.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means The Taubman Realty Group Limited Partnership, a Delaware limited partnership.
“Borrower's Consolidated Financial Statements” means the consolidated balance sheet and related consolidated statement of operations, statement of changes in equity and cash flows of the Borrower with annual financial statements (with footnotes thereto) to be prepared in accordance with GAAP and, with respect to annual statements only, audited.
“Borrower's Share of UJV Combined Outstanding Indebtedness” means the sum of the Indebtedness of each of the UJVs contributing to UJV Combined Outstanding Indebtedness multiplied by the Borrower's respective beneficial interests in each such UJV.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capitalization Rate” means (1) for the Eligible Unencumbered Assets on the Effective Date, the capitalization rate set forth on Schedule UA attached hereto opposite such Eligible Unencumbered Asset, which shall remain in effect for the term of this Agreement, and (2) for any Property that becomes an Eligible Unencumbered Asset after the Effective Date (A) 6.0% for any Property for which the average sales per square foot is equal to or greater than $1,000 per square foot in accordance with the methodology used by the Borrower to publicly report average sales per square foot for its Properties, (B) 6.5% for any Property for which the average sales per square foot is equal to or greater than $500 per square foot but less than $999 per square foot in accordance with the methodology used by the Borrower to publicly report average sales per square foot for its Properties, and (C) 7.5% for any other Property.
“Capitalization Value” means, at any time, the sum of (1) Combined EBITDA (excluding Properties described in clauses (3) and (4) below) for the twelve (12)-month period ending with the most recently ended calendar quarter, capitalized at an annual rate equal to 6.5%, (2) the Borrower's beneficial share of unrestricted Cash and Cash Equivalents (i.e., Cash and Cash Equivalents that are not pledged or the use of which is not restricted by the terms of any document or agreement; for the avoidance of doubt, cash collateral pledged to support LC Exposure pursuant to Section 2.06(j) shall not be considered unrestricted) of the Borrower and its Consolidated Businesses and UJVs, (3) without duplication, the Borrower's beneficial share of the cost basis of all Development Properties of the Borrower and its Consolidated Businesses and UJVs and (4) without duplication, the Borrower's beneficial share of the book value (after impairments)

of all Acquisition Properties of the Borrower, and its Consolidated Businesses and UJVs. For the purposes of this definition, in no event shall (x) Development Properties contribute in excess of 20% to Capitalization Value or (y) leasing commissions payable by third parties and/or management and development fees contribute in excess of 3% to Capitalization Value. For avoidance of doubt, and as an illustrative example, if the Borrower owns a 50% interest in a UJV and thereafter acquires the other 50% interest in such UJV from its partner, then, the Borrower's 50% interest in the UJV that it acquired from its Partner will be considered an Acquisition Property for purposes of determining Capitalization Value.
“Cash and Cash Equivalents” means (1) cash, (2) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government, (3) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the Laws of the United States, any state thereof or the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 or better by S&P or P-1 or better by Moody's, provided that the maturities thereof shall not exceed one (1) year from the date of acquisition and (4) shares of Fidelity Institutional Money Market Fund or comparable money market funds.
“Casualty or Condemnation Event” means any event that causes a Property, or any material portion thereof, to be damaged, destroyed or rendered unfit for normal use for any reason, or any taking, exercise of eminent domain, condemnation or similar action or proceeding by a Governmental Authority relating to a Property or any material portion thereof.
“Change in Control” means:
(a)the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (as such term is used in the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than A. Alfred Taubman (or the Estate of A. Alfred Taubman), The A. Alfred Taubman Restated Revocable Trust, Robert S. Taubman, William S. Taubman, Gayle Taubman Kalisman and/or any of their estates or their children, any trusts for the benefit of any of the foregoing and/or any Affiliates of any of the foregoing (collectively, the “Taubman Family”), of Equity Interests representing more than 35% of the aggregate voting power represented by the issued and outstanding Equity Interests of TCI;

(b)occupation of a majority of the seats (other than vacant seats) on the board of directors of TCI by Persons who were neither (i) nominated by the board of directors of TCI nor (ii) appointed by directors so nominated;

(c)the acquisition of direct or indirect Control of the Borrower by any Person or group other than the Taubman Family; or

(d)TCI shall cease to be the sole managing general partner of the Borrower or shall cease to have the sole and exclusive power to exercise all partnership management and control over the Borrower, subject to certain partner approval rights described in Section 6.1(b) of the Borrower's limited partnership agreement as may be hereafter amended.

“Change in Law” the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted or issued.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined EBITDA” means, for any period of time, (1) the Borrower's share of revenues less operating costs (including general and administrative expenses, including property management fees) before interest, income taxes, depreciation and amortization and unusual items for the Borrower and its Consolidated Businesses (including, without limitation, non-recurring items such as gains or losses from asset sales) and adjusted to eliminate the effects of straight lining of rents plus (2) the Borrower's beneficial interest in revenues less operating costs (including general and administrative expenses) before interest, income taxes, depreciation and amortization and unusual items (after eliminating appropriate intercompany amounts) (including, without limitation, non-recurring items such as gains or losses from asset sales) and adjusted to eliminate the effects of straight lining of rents applicable to each of the UJVs.
For purposes of this definition, gains or losses from peripheral land sales, to the extent such gains or losses total less than $5,000,000 in any twelve (12)-month period, shall be included in Combined EBITDA.
“Combined Property EBITDA” means, for any Property for any period of time, that portion of Combined EBITDA attributable to such Properties.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.04, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $1,100,000,000.
“Compliance Certificate” has the meaning assigned to it in the definition of “Applicable Rate”.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Businesses” means, collectively (1) each Affiliate of the Borrower, all of the equity interests of which are, or, under GAAP, are deemed to be, owned by the Borrower and (2) Taub-Co Management IV Inc., The Taubman Company LLC and their respective Affiliates so long as more than 90% of the equity interests in the entities referred to in this clause (2) are owned directly or indirectly by the Borrower.
“Consolidated Outstanding Indebtedness” means, as of any time, all Indebtedness, secured or unsecured, of the Borrower and all Indebtedness, secured or unsecured, attributable to the Borrower's beneficial interest in its Consolidated Businesses, including mortgage and other notes payable but excluding any Indebtedness which is margin Indebtedness secured by cash and cash equivalent securities, as reflected in the Borrower's Consolidated Financial Statements.
“Contingent Liabilities” means the sum of (1) those liabilities, as determined in accordance with GAAP, set forth and quantified as contingent liabilities in the notes to the Borrower's Consolidated Financial Statements and (2) contingent liabilities, other than those described in the foregoing clause (1), which represent direct payment guaranties (provided, however, that direct payment guaranties shall not include any liabilities of Borrower under non-recourse carveout, completion and environmental guaranties or customary expense indemnities given in connection with other loans) of the Borrower's; provided, however, that Contingent Liabilities shall exclude contingent liabilities which represent the “Other Party's Share” of “Duplicated Obligations” (as such quoted terms are hereinafter defined). “Duplicated Obligations” means, collectively, all those payment guaranties in respect of Indebtedness of UJVs for which the Borrower and another party are jointly and severally liable (or for which the Borrower has a back-up indemnity from another party), where the other party either (x) has a credit rating of Baa3 or better from Moody's or a credit rating of BBB- or better from S&P or (y) in the reasonable determination of the Required Lenders is capable of satisfying the Other Party's Share of such obligation; and “Other Party's Share” means such other party's fractional beneficial interest in the UJV in question.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Affiliate” has the meaning assigned to it in Section 3.12.
“Credit Party” means the Administrative Agent, the Issuing Bank or the Swingline Lender.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party's receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a Lender Parent that has, become the subject of a Bankruptcy Event.
“Development Property” means a Property currently under development on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed (or have recently been completed, subject to the provisions below). Any such Property shall be treated as a Development Property until the date that is twelve (12) months after the date of completion of construction, unless the Borrower has owned or operated the Property for at least three (3) months and has made a one-time election (by written notice to the Administrative Agent) to no longer treat such Property as a Development Property, in which case the contribution of said Property to Capitalization Value shall be determined by such Property's contribution to Combined EBITDA, annualized based on Borrower's or such Subsidiary's or UJV's period of ownership or operation, divided by 6.5%, instead of clause (3) of the definition of Capitalization Value.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Disposition” means any sale, lease (other than leases to tenants in the ordinary course), sale and leaseback, transfer, encumbrance with a Lien to secure Indebtedness for borrowed money or other disposition of any Property. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date of this Agreement as set forth above.
“Eligible Assignee” means (i) a Lender other than a Defaulting Lender or any Affiliate or Approved Fund thereof; (ii) a commercial bank having total assets in excess of $2,500,000,000; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; (iv) a finance company or other financial institution reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing and investing in loans and having total assets in excess of $300,000,000 or is otherwise reasonably acceptable to the Administrative Agent and the Issuing Banks, provided such finance company or other financial institution is not beneficially owned by more than 10% or controlled by a competitor of Borrower that is engaged in the business of owning and/or operating regional shopping centers, or any subsidiary or Affiliate of such competitor; or (v) if an Event of Default has occurred and is continuing, any investment or mutual fund reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing and investing in loans and having total assets in excess of $100,000,000, provided such fund is not beneficially owned by more than 10% or controlled by a competitor of Borrower that is engaged in the business of owning and/or operating regional shopping centers, or any subsidiary or Affiliate of such competitor.
“Eligible Ground Lease” means a ground lease that (a) has a minimum remaining term of thirty-five (35) years, including tenant controlled options, as of any date of determination, (b) has customary notice rights, default cure rights, bankruptcy new lease rights and other customary provisions for the benefit of a leasehold mortgagee or has equivalent protection for a leasehold permanent mortgagee by a subordination to such leasehold permanent mortgagee of the landlord's fee interest, and (c) is otherwise acceptable for non-recourse leasehold mortgage financing under customary prudent lending requirements. The Eligible Ground Leases as of the date of this Agreement are listed on Schedule EG.
“Eligible Unencumbered Asset” means (a) each of those Properties listed on Schedule UA hereto, in each case so long as such Properties continue to satisfy the requirement set forth in clauses (b)(i), (ii), (iii), (vi), (vii), (viii) and (ix) below and (b) each of those additional Properties that satisfy the following requirements after the Effective Date and, in each case, which have been designated, from time to time, by the Borrower as Eligible Unencumbered Assets by delivering to the Administrative Agent an updated Schedule UA:
(i)such Property is located in the United States, the District of Columbia or Puerto Rico;

(ii)such Property is wholly-owned in fee (or leasehold under an Eligible Ground Lease) by the Borrower or a wholly-owned Subsidiary of the Borrower (a “Qualified Subsidiary”) that is (x) a Subsidiary Guarantor and (y) not subject to any Bankruptcy Event;

(iii)such Property (A) is improved with one or more completed buildings (as evidenced by a certificate of occupancy) of a type and nature consistent with the Borrower's current business of owning stabilized regional malls described in clause (iv) below and outlet centers described in clause (v) below and (B) has average sales per square foot of at least $350 per square feet as of the last day of any fiscal quarter on a trailing 12 month basis in accordance with the methodology used by the Borrower to publicly report average sales per square foot for its Properties; provided that such average sales per square foot for Fairlane Town Center may be less than $350 per square foot (as measured above) as of the last day of any fiscal quarter on a trailing 12 month basis so long as (x) such average sales per square foot are not less than $300 per square foot and (y) such failure to have average sales per square foot of at least $350 per square foot does not continue as of the last day of four (4) consecutive fiscal quarters on a trailing 12 month basis;

(iv)if such Property is a regional mall, such Property (x) has at least two Anchor Stores, (y) has a gross leasable area that is owned or ground-leased by the Borrower or such Qualified Subsidiary of at least 250,000 square feet, and (z) has average sales per square foot of at least $350 per square foot in accordance with the methodology used by Borrower to publicly report average sales per square foot for its Properties; provided that the currently contemplated project known as

International Market Place in Waikiki, Honolulu, Hawaii shall be deemed to satisfy the foregoing requirements of this clause (iv);

(v)if such Property is an outlet center, such Property (A) has a gross leasable area that is owned or ground-leased by the Borrower or such Qualified Subsidiary of at least 250,000 square feet and (B) has average sales per square foot of at least $350 per square foot in accordance with the methodology used by Borrower to publicly report average sales per square foot for its Properties;

(vi)such Property (and the Equity Interests in the Qualified Subsidiary that owns such Property) is not encumbered by any Liens (other than Permitted Encumbrances, Permitted Equipment Liens, Refinancing Mortgages, and customary tenant allowances, but excluding any other Liens that secure Indebtedness), and the Qualified Subsidiary that owns such Property does not have any secured or unsecured Indebtedness (other than current trade payables and Indebtedness secured by Permitted Encumbrances, Permitted Equipment Liens and Refinancing Mortgages);

(vii)such Property is not subject to any agreement which prohibits or limits the ability of the Borrower or any Qualified Subsidiary to create or incur any Lien that secures Indebtedness for borrowed money upon such Property, including, without limitation, a Negative Pledge or similar covenant or restriction but excluding, for avoidance of doubt, Section 6.1(b) of the Borrower's limited partnership agreement as may be amended hereafter;

(viii)such Property is not subject to any agreement with an “equal and ratable” clause or similar provision which entitles an entity to the benefit of any Lien on such Property (or the Equity Interests in the Qualified Subsidiary that owns such Property), other than Permitted Encumbrances, upon the occurrence of any contingency; and

(ix)such Property is free from any Environmental Liability and is free from structural or title defects, in each case that would materially impair the financeability of such Property under customary mortgage lending requirements, as reasonably determined by the Borrower and evidenced by the representations in Section 3.06(b).

“Embargoed Person” has he meaning assigned to it in Section 3.13.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing, other than any environmental indemnification agreements given in connection with any financing secured by a Property.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to meet the minimum funding standard of the Code with respect to a Plan (whether or not waived in accordance with Section 412(c) of the Code); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA. For purposes of determining under clause (b) of the preceding sentence whether a Tax is imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on any of the dates specified in clause (b), the Tax shall be treated as so imposed if, pursuant to the law in effect on such date, such Tax would have been due at any rate greater than zero on such amounts, notwithstanding that the rate of Tax on such amounts is thereafter increased.
“Existing Secured Credit Agreement” has the meaning assigned to such term in Section 4.01(j).
“Executive Order” has the meaning assigned to it in Section 3.13.
“Facility Increase” has the meaning assigned to such term in Section 2.04.
“Facility Increase Arranger” has the meaning assigned to such term in Section 2.04.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or any other Person authorized in writing by the managing general partner of the Borrower to sign documents and instruments on behalf of the Borrower pursuant to Section 6.8 of the Borrower's limited partnership agreement as may be hereafter amended.
“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a) and (b).
“Fixed Charges” means, for any period of time, the sum of (1) Interest Expense, (2) dividends payable on preferred Equity Interests of TCI or the Borrower, without duplication, and (3) all scheduled principal payments made or required to be made during such period on Indebtedness of the Borrower and that are attributable to the Borrower's beneficial interest in its Consolidated Business and UJVs, excluding, however, balloon payments of principal due upon the stated maturity of any such Indebtedness.
“Foreign Assets Control Regulations” has the meaning assigned to it in Section 3.13.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Funds From Operations” means, for any period of time, net income of the Borrower and its Consolidated Businesses, as determined in accordance with GAAP, excluding gains (or losses) from debt restructuring, impairment charges and sales of property and without taking into account straight-lining of rents, plus depreciation related to real estate and amortization, less amounts distributed by the Borrower as preferred distributions, and after adjustments to reflect the Borrower's pro rata share of UJVs (which will be calculated to reflect Funds From Operations on the same basis). For purposes of this definition, gains or losses from peripheral land sales, to the extent such gains or losses total less than $5,000,000 in any twelve (12)-month period, shall be included in Funds From Operations.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantors” means the Subsidiary Guarantors.
“Guaranty” means the Guaranty in substantially the form of Exhibit B executed by each Guarantor and delivered to the Administrative Agent in accordance with this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Increased Amount Date” has the meaning assigned to such term in Section 2.04.
“Indebtedness” of any Person means, without duplication, any of the following with respect to such Person: (1) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course), (2) Capital Lease Obligations, (3) current liabilities in respect of unfunded vested benefits under any Plan, (4) obligations in respect of letters of credit issued for the account of any Person, (5) all obligations arising under bankers' or trade acceptance facilities, (6) all Guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase any of the items included in this definition, to provide funds for payment, or otherwise to assure a creditor against loss, each as recognized in a Person's financial statements prepared in accordance with GAAP, (7) all obligations secured by any Lien on property owned by the Person whose Indebtedness is being measured, whether or not the obligations have been assumed, in an amount equal to the lesser of the value of such property or the principal amount of the Indebtedness secured by such property, (8) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (9) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (10) all net obligations of such Person under any Swap Agreements in an amount equal to the Swap Termination Value thereof, and (11) all obligations of such Person under foreign exchange transactions in an amount equal to the mark-to-market value thereof.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Ineligible Institution” means (a) a natural person, (b) TCI, the Borrower or any of their respective Subsidiaries and Affiliates, or (c) any competitor of the Borrower that is engaged in the business of owning and/or operating regional shopping centers, or any of its Affiliates or subsidiaries, or any finance company, financial institution or other entity owned at least 10%, or controlled, by such competitor of the Borrower, or any of its Affiliates or subsidiaries.
“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.
“Interest Expense” means, for any period of time, the consolidated interest expense (without deduction of consolidated interest income) of the Borrower and its Consolidated Businesses, including, without limitation or duplication (or, to the extent not so included, with the addition of), (1) the portion of any rental obligation in respect of any Capital Lease obligation allocable to interest expense in accordance with GAAP, (2) the amortization of debt discounts and premiums, (3) any payments net of receipts (other than up-front fees) with respect to interest rate swap or similar agreements, (4) any dividends attributable to any equity security which may be converted into a debt security of the Borrower at any time or is mandatorily redeemable for cash within twenty (20) years from its initial issuance and (5) the interest expense and items listed in clauses (1) through (4) above applicable to each of the UJVs multiplied by the Borrower's respective beneficial interests in the UJVs (it being understood that the items listed in clauses (1), (2) and (3) above shall be considered part of Interest Expense even if, due to a change in GAAP, such items would no longer be considered interest expense under GAAP).
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) and any Eurodollar Loan, the first day of each calendar month, and (b) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period” means with respect to any Eurodollar Borrowing, as the Borrower may elect, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months or a period of less than one month) thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means JPMorgan Chase Bank, N.A. in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. The Borrower, the Administrative Agent and any Lender may agree that such Lender may issue Letters of Credit hereunder, in which case the term “Issuing Bank” shall include such Lender with respect to the Letters of Credit issued by such Lender, and each reference to “Issuing Bank” shall mean the applicable Issuing Bank or all Issuing Banks, as the context may require.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lender Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR 01 Page (or on any successor or substitute page of such page) providing rate quotations comparable to those currently provided on such page of such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of an amount closest to the amount of the Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, including without limitation, schedules and exhibits thereto), the Guaranty, the Notes (if any), and any agreements entered into in connection herewith or therewith, including amendments, modifications or supplements thereto or waivers thereof.
“Loan Parties” means the Borrower and each Guarantor.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the business, assets, property or financial condition of TCI, the Borrower and its Subsidiaries and UJVs, taken as a whole, (b) a material impairment of the ability of any Loan Party to perform its obligations under the Loan Documents, or (c) a material adverse effect on the validity or enforceability of any of the Loan Documents.
“Material Indebtedness” means Recourse Indebtedness (other than the Loans and Letters of Credit) of any one or more of TCI, the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.
“Maturity Date” means March 29, 2017, as such date may be extended in accordance with Section 2.21.
“Maximum Increase Amount” has the meaning assigned to such term in Section 2.04.
“Moody's” means Moody's Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Negative Pledge” means a provision of any document, instrument or agreement (including any organizational document), other than this Agreement or any other Loan Document, that prohibits, restricts or limits, or purports to prohibit, restrict or limit, the creation or assumption of any Lien on any assets of a Person as security for the Indebtedness of such Person or any other Person, or entitles another Person to obtain or claim the benefit of a Lien on any assets of such Person; provided, however, that an agreement that conditions a Person's ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person's ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“Net Worth” means the excess of Capitalization Value over Total Outstanding Indebtedness.
“New Revolving Loan” has the meaning assigned to such term in Section 2.04.
“New Revolving Loan Commitments” has the meaning assigned to such term in Section 2.04.
“New Revolving Loan Lender” has the meaning assigned to such term in Section 2.04.
“New Term Loan” has the meaning assigned to such term in Section 2.04.
New Term Loan Commitments” has the meaning assigned to such term in Section 2.04.
“New Term Loan Lender” has the meaning assigned to such term in Section 2.04.
“Nonrecourse Indebtedness” means, (a) with respect to a Person, Indebtedness in respect of which recourse for payment (except for exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants and other exceptions to nonrecourse liability customarily excluded by institutional lenders from exculpation provisions or included in separate indemnification agreements) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness and (b) with respect to a Subsidiary, Indebtedness of such Subsidiary so long as there is no recourse to TCI, the Borrower, or any Subsidiary Guarantor other than recourse in respect of guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants and other exceptions to nonrecourse liability customarily excluded by institutional lenders from exculpation provisions or included in separate indemnification agreements.
“Notes” means any promissory notes executed by the Borrower to evidence the Obligations in accordance with Section 2.10(e).
“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and LC Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
“Occupancy Rate” means, with respect to a Property at any time, the occupancy rate that is calculated by the Borrower using the methodology that is used by the Borrower for public reporting purposes on the Effective Date and as modified from time to time in keeping with industry standard practices. The Borrower shall provide notice to the Administrative Agent of any such modification that it considers significant.
“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Participant” has the meaning assigned to such term in Section 9.04.
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet delinquent or are being contested in compliance with Section 5.04;

(b)    statutory liens of carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days, (ii) are being contested or bonded over in compliance with Section 5.04, (iii) relate to tenant improvements and with respect to which the applicable Subsidiary Guarantor is diligently enforcing its rights under a tenant lease to have removed by the applicable tenant, or (iv) if not resolved in favor of the applicable Subsidiary Guarantor, is not reasonably likely to result in a Material Adverse Effect;

(c)    Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

(d)    Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)any attachments or judgment liens that do not constitute an Event of Default under clause (l) of Article VII;

(f)other Liens incidental to the conduct of the business of any Subsidiary Guarantor including Liens arising with respect to easements, zoning restrictions, use restrictions, rights-of-way, licenses, reservations, covenants, encroachments, building restrictions, broker's liens, liens arising under leases and reciprocal easement agreements, irregularities in title and other charges or encumbrances on real property or the use of assets of any Subsidiary Guarantor which do not materially interfere with the ordinary course of business of such Subsidiary Guarantor, and that (i) do not secure any monetary obligations for borrowed money, (ii) do not violate any terms and conditions of this Agreement, and (iii) are not reasonably likely to result in a Material Adverse Effect;

(g)Licenses (with respect to intellectual property and other property, including real property), leases or subleases granted to third parties;

(h)any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(i)Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement; and

(j)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

“Permitted Equipment Liens” means Liens on specific items of equipment and other personal property.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. (or any replacement Administrative Agent, if JPMorgan Chase Bank, N.A. is no longer the Administrative Agent) as its prime rate in effect at its office located at 270 Park Avenue, New York, New York (or at the principal office of any such replacement Administrative Agent); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prohibited Person” means any Person (a) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order; (b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, expressly excluding, however, any Person owning directly or indirectly a limited partnership interest of the Borrower or any Person who is a shareholder of TCI and any UJV partner that the Borrower or any of its Affiliates may be deemed to be acting for or on behalf of; (c) with whom Administrative Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order; (d) who is known to the Borrower to commit, threaten or conspire to commit or support “terrorism”, as defined in the Executive Order; (e) who is named as a “Specially designated national or blocked person” on the most current list published by the OFAC at its official website, at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or any replacement website or other replacement official publication of such list; or (f) who is known to the Borrower to be an Affiliate of a Person listed above or known by the Borrower to be engaged in dealings or transactions with any such Person described above.
“Property” means any parcel of real property with shopping center improvements thereon or any parcel of unimproved real property that is owned or ground-leased by the Borrower its Consolidated Businesses, any Subsidiary Guarantor or any UJV.
“Public-Sider” means any representative of a Lender that does not want to receive material non-public information with the meaning of the federal and state securities laws.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Recourse Indebtedness” means any Indebtedness which is not Nonrecourse Indebtedness. If any Indebtedness is partially Recourse Indebtedness and partially Nonrecourse Indebtedness, only the portion that is Recourse Indebtedness will be included as Recourse Indebtedness hereunder.
“Recourse Secured Indebtedness” means the aggregate amount of Total Secured Indebtedness that is Recourse Indebtedness.
“Refinancing Mortgage” has the meaning assigned to such term in Section 5.08.
“Register” has the meaning assigned to such term in Section 9.04.
“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of §856, et. seq. of the Code or any successor provisions.
“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is a Defaulting Lender shall be disregarded.
“Requirements of Law” shall mean, as to any Person, the organizational documents of such Person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Restricted Payment” means any distribution or other payment (whether in cash, securities or other property) made out of Funds From Operations by the Borrower to its partners.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.
“S&P” means Standard & Poor's.
“SEC” means the Securities and Exchange Commission of the United State of America.
“Secured Leverage Ratio” means the ratio, expressed as a percentage, of Total Secured Indebtedness to Capitalization Value.
“Series” has the meaning assigned to such term in Section 2.04.
“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair saleable value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); (b) the present fair saleable value of its assets is greater than the probable liability on its existing debts as such debts become absolute and matured; (c) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and (d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.
“Subsidiary” means any subsidiary of the Borrower.
“Subsidiary Guarantors” means, individually and collectively, as the context may require, each Subsidiary that owns or ground-leases an Eligible Unencumbered Asset and that now or hereafter becomes party to a Guaranty as a “Guarantor”. The initial Subsidiary Guarantors as of the Effective Date are listed on Schedule SG, and such Schedule SG may be updated.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, any such termination value(s) that remain unpaid, and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as recorded on the Financial Statements in accordance with GAAP.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.05.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“TCI” means Taubman Centers, Inc., a Michigan corporation and the managing general partner of the Borrower.
“TCI Financial Statements” means the consolidated balance sheet and related consolidated statement of operations, statement of changes in equity and cash flows, and footnotes thereto, of TCI, prepared in accordance with GAAP.
“Total Leverage Ratio” means the ratio, expressed as a percentage, of Total Outstanding Indebtedness to Capitalization Value.
“Total Outstanding Indebtedness” means the sum, without duplication, of (1) Consolidated Outstanding Indebtedness, (2) the Borrower's Share of UJV Combined Outstanding Indebtedness and (3) Contingent Liabilities.
“Total Secured Indebtedness” means that portion of Total Outstanding Indebtedness that is secured in any manner by a Lien (including a pledge of Equity Interests). For the avoidance of doubt, Total Secured Indebtedness shall not include the obligations owing under the Community Development District Bonds for the Dolphin Mall (or any future similar type of governmental financing for any Property), any real estate taxes or assessments that are not yet delinquent or any Indebtedness secured by a Refinancing Mortgage.
“Total Unsecured Indebtedness” means that portion of Total Outstanding Indebtedness that is not secured in any manner by a Lien (including a pledge of Equity Interests).
“Trading with the Enemy Act” has the meaning assigned to it in Section 3.13.
“Transactions” means the execution, delivery and performance by the Borrower and the other Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, and the issuance of Letters of Credit hereunder.
“TRS Assets” means any asset the ownership of which or the income from which could cause TCI to fail to qualify as a real estate investment trust under Section 856(a) of the Code, as determined by TCI in its sole judgment.

“TRS Subsidiary” means a Delaware limited liability company (i) which is wholly Controlled by the Borrower or a Subsidiary Guarantor, (ii) in which the Borrower or a Subsidiary Guarantor beneficially owns, directly or indirectly, one hundred percent (100%) of the economic ownership interests, (iii) which has made or shall make an election pursuant to Treasury Regulations Section 301.7701-3(a) to be classified as an association taxable as a corporation for federal income tax purposes, and (iv) which does not have any Indebtedness for borrowed money other than Indebtedness owing to the Borrower.

“TRS Subsidiary Business” means the operation of any business in which a real estate investment trust (as defined in the Internal Revenue Code) is not permitted to engage without the potential for adverse tax consequences, to the extent that such business (i) is related to and conducted at a Property and (ii) does not result in a Material Adverse Effect.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“UJV Combined Outstanding Indebtedness” means, as of any time, all Indebtedness, secured or unsecured, of the UJVs, including mortgage and other notes payable but excluding any Indebtedness which is margin Indebtedness secured by cash and cash equivalent securities, as reflected in the balance sheets of each of the UJVs, prepared in accordance with GAAP.
“UJVs” means the unconsolidated joint ventures in which the Borrower owns a beneficial interest and which are accounted for under the equity method in the Borrower's Consolidated Financial Statements.
“Unencumbered Asset Value” means, at any time, the sum of (1) the aggregate amount of Combined Property EBITDA (excluding Properties described in clause (2) below) attributable to each Eligible Unencumbered Asset for the twelve (12)-month period ending with the most recently ended fiscal quarter, capitalized at an annual rate equal to the applicable Capitalization Rate for such Property and (2) without duplication, the book value (after impairments) of all Eligible Unencumbered Assets that are Acquisition Properties.
“Unencumbered EBITDA” means the aggregate amount of Combined Property EBITDA attributable to the Eligible Unencumbered Assets.
“Unencumbered Leverage Ratio” means the ratio, expressed as a percentage, of Total Unsecured Indebtedness to Unencumbered Asset Value.
“Unsecured Interest Expense” means that portion of Interest Expense (excluding the amortization of deferred financing costs under GAAP) attributable to the Total Unsecured Indebtedness, which shall be equal to the greater of (x) the actual Interest Expense attributable to the Total Unsecured Indebtedness and (y) the Interest Expense that would be payable on all Total Unsecured Indebtedness using an assumed annual interest rate of 4.50%.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02.     Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

(b)    Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Eurodollar Revolving Borrowings outstanding.

(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, e‑mail or facsimile (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that (x) any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing and (y) notices of a Revolving Borrowing to finance reimbursement of an LC Disbursement shall be deemed automatically given as provided in Section 2.06(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, email or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form attached hereto as Exhibit D and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)the aggregate amount of the requested Borrowing;

(ii)the date of such Borrowing, which shall be a Business Day;

(iii)whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.
SECTION 2.04. Incremental Commitments.

(a)    Incremental Facility Request. Borrower may, by written notice to the Administrative Agent on one or more occasions during the period from the Effective Date to the date that is twelve (12) months prior to the Maturity Date, elect to request (A) an increase to the existing Commitments (any such increase, the “New Revolving Loan Commitments”) and/or (B) the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), by an amount that would result in the sum of all Commitments (both existing and New Revolving Loan Commitments) plus all New Term Loan Commitments, if any, not exceeding $1,500,000,000 in the aggregate (each such amount in addition to the Commitments as of the Effective Date, a “Facility Increase” and the maximum aggregate increase, the “Maximum Increase Amount”) and not less than $25,000,000 per request (or such lesser amount which shall be approved by Administrative Agent or such lesser amount that shall constitute the difference between the Maximum Increase Amount and the sum of all such New Revolving Loan Commitments plus New Term Loan Commitments obtained prior to such date), and integral multiples of $5,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days, nor more than 30 Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each Lender or other Eligible Assignee who agrees to provide all or a portion of the New Revolving Loan Commitments being referred to herein as a “New Revolving Loan Lender” and each Lender or other Eligible Assignee who agrees to provide all or portion of the New Term Loan Commitments being referred to herein as a “New Term Loan Lender”, as applicable) to whom the Borrower proposes any portion of such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that any Lender or other Eligible Assignee approached to provide all or a portion of the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment or New Term Loan Commitment, as applicable.

(b)    Facility Increase Arranger. Except as provided in clause (a) above, the Administrative Agent and the Sole Bookrunner (in such capacity, the “Facility Increase Arranger”) will manage all aspects of the syndication of the proposed New Revolving Loan Commitments and the New Term Loan Commitments with the approval of the Borrower, including identifying each New Revolving Loan Lender or New Term Loan Lender, as applicable, to whom any portion of any Facility Increase shall be allocated, the timing of all offers to Lenders and other Eligible Assignees and the acceptance of commitments, the amounts offered and the compensation provided; provided, that (i) the Facility Increase Arranger will obtain the approval of the Borrower with respect to the syndication of the proposed Facility Increase, (ii) any allocation to any Eligible Assignee that is not a Lender shall be subject to the consent of the Borrower and the Administrative Agent (in each case, such consent not to be unreasonably withheld or delayed) and (iii) in the event the Facility Increase Arranger is unable to fully syndicate the proposed Facility Increase by the date which is 10 Business Days prior to the applicable Increased Amount Date, the Borrower may identify Persons who are Eligible Assignees to whom the Facility Increase Arranger shall allocate any unsyndicated portion of the Facility Increase, subject to the Administrative Agent's consent right as set forth in subclause (ii) above. Subject to the immediately preceding sentence, the Facility Increase Arranger and each Lender shall have the ongoing right to sell, assign, syndicate, participate, or transfer all or a portion of its Commitment or Loans owing to it or other Obligations to one or more investors as otherwise provided in Section 9.04. Without limitation on the Facility Increase Arranger's rights as set forth herein, in the event there are Lenders and Eligible Assignees that have committed to New Revolving Loan Commitments or New Term Loan Commitments, as applicable, in excess of the maximum amount requested (or permitted), then the Facility Increase Arranger shall have the right to allocate such commitments, first to Lenders and then to Eligible Assignees, on whatever basis the Facility Increase Arranger determine is appropriate (except that the Facility Increase Arranger will obtain the approval of the Borrower with respect to such allocations).

(c)    Conditions to Effectiveness of Facility Increase. Such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall become effective as of such Increased Amount Date, subject to the satisfaction of each of the following conditions precedent, as determined by the Administrative Agent in its good faith judgment:
(i)    no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Facility Increase;

(ii)    the Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.11 on a pro forma basis as of the last day of the most recently ended fiscal quarter after giving effect to such Facility Increase, any Loans to be made on the date of such Facility Increase and the application of the proceeds therefrom;

(iii)    the New Revolving Loan Commitments and/or New Term Loan Commitments, as applicable, shall be effected pursuant to one or more joinder agreements in form and substance satisfactory to, and executed and delivered by, the Borrower, the New Revolving Loan Lender and/or the New Term Loan Lender, as applicable, and the Administrative Agent, each of which shall be recorded in the Register, and each New Revolving Loan Lender and New Term Loan Lender, as applicable, shall be subject to the requirements set forth in Section 2.17, and any New Revolving Loan Lender and/or New Term Loan Lender who is not already a Lender shall become a Lender hereunder;

(iv)    the Borrower shall make any payments required pursuant to Section 2.16 in connection with the New Revolving Loan Commitments or New Term Loan Commitments, as applicable;

(v)    the Borrower shall deliver or cause to be delivered any legal opinions, resolutions or other documents reasonably requested by the Administrative Agent in connection with any such transaction, consistent with those delivered on the Effective Date under Section 4.01;

(vi)as requested by the Administrative Agent, the Loan Parties shall have acknowledged and ratified that their obligations under the applicable Loan Documents remain in full force and effect, and continue to guaranty the Obligations under the Loan Documents, as modified by the applicable Facility Increase and the implementation thereof; and

(vii)the Borrower shall have paid, pursuant to separate agreements between the Borrower and the Facility Increase Arranger, the New Revolving Loan Lenders and/or the New Term Loan Lenders, (A) all reasonable costs and expenses incurred by the Administrative Agent in connection with the applicable Facility Increase and (B) any fees that the Borrower has agreed to pay to the Facility Increase Arranger, the New Revolving Loan Lenders and/or the New Term Loan Lenders in connection with such Facility Increase.

(d)    Additional Facility Increase Matters.

(i)    On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Lenders, at the principal amount thereof (together with accrued interest), such interests in the Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans will be held by existing Lenders and New Revolving Loan Lenders ratably in accordance with their Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Commitments, (b) each Lender shall automatically and without further act be deemed to have assigned to each of the New Revolving Loan Lenders, and each such New Revolving Loan Lender will automatically and without further act be deemed to have assumed, a portion of such lender's participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans will be held by existing Lenders and New Revolving Loan Lenders ratably in accordance with their Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Commitments, (c) each New Revolving Loan Commitment shall be deemed for all purposes a Commitment and each loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Loan and (d) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to this Section 2.04.

(ii)    On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitments of such Series and the New Term Loans of such Series made pursuant thereto. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

(iii)    The Administrative Agent shall notify Lenders promptly upon receipt of the Borrower's notice of each Increased Amount Date and in respect thereof (y) the New Revolving Loan Commitments and the New Revolving Loan Lenders or the Series of New Term Loan Commitments

and the New Term Loan Lenders of such Series, as applicable, and (z) in the case of each notice to any Lender with a Commitment, the respective interests in such Lender's Loans, in each case subject to the assignments contemplated by this Section 2.04.

(iv)    The terms and provisions of the New Revolving Loans shall be identical to the existing revolving Loans. Furthermore, (a) the terms of any such New Term Loans of any Series shall not provide for any amortization payments on or prior to the Maturity Date of the existing revolving Loans, but may permit voluntary prepayment, (b) the applicable New Term Loan maturity date of each Series shall be no earlier than the latest Maturity Date of the existing revolving Loans, and (c) any guarantees provided in respect of the New Term Loans shall also guarantee the other Obligations.

(v)    Each joinder agreement executed in connection with a Facility Increase may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the good faith judgment of Administrative Agent, to effect the provisions of this Section 2.04, subject to approval by the Borrower; provided however, that any amendments to Articles III through VIII, inclusive, that adversely affect a Lender shall be subject to Section 9.02. All such amendments and joinder agreements entered into with the applicable Loan Parties by the Administrative Agent shall be binding and conclusive on all Lenders.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $125,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)    To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or e-mail in substantially the form attached hereto as Exhibit D), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender or to such other account as may be designated in writing to the Administrative Agent by the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for its own account or the account (and in the name) of any Subsidiary or UJV or the support of its or its Subsidiaries' or UJVs' obligations, in a form reasonably acceptable to the Issuing Bank and the Borrower, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent no less than three Business Days in advance of the requested date of issuance, amendment, renewal or extension, or such shorter time period acceptable to the Issuing Bank) a notice in substantially the form attached hereto as Exhibit D requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be reasonably necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $150,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.

(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension which renewals or extensions, subject to clause (ii) hereof, may be automatic pursuant to the terms of such Letter of Credit so long as the Issuing Bank shall have the right to prevent such renewal or extension at least once in each twelve month period) and (ii) the date that is fifteen (15) Business Days prior to the Maturity Date. Notwithstanding the foregoing, a Letter of Credit may have an expiration date that is not more than twelve (12) months after the Maturity Date so long as (x) the Borrower shall provide cash collateral to the Administrative Agent in an amount equal to 102% of the LC Exposure pursuant to and in accordance with Section 2.06(j) with respect to such Letters of Credit on or prior to fifteen (15) days before the Maturity Date, (y) the obligations of the Borrower under this Section 2.06 in respect of such Letters of Credit shall survive the Maturity Date and shall remain in effect until no such Letters of Credit remain outstanding and (z) each Lender shall remain obligated hereunder, to the extent any such cash collateral, the application thereof or reimbursement in respect thereof is required to be returned to the Borrower by the Administrative Agent after the Maturity Date until no such Letters of Credit remain outstanding.

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing

Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower, subject to the conditions to borrowing set forth herein, hereby requests in accordance with Section 2.05 that such payment be financed with a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Swingline Loan. If a Swingline Loan cannot be made pursuant to Section 2.05 and unless the Borrower notifies the Administrative Agent of its intent to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall be deemed a Revolving Loan hereunder that was requested by the Borrower (and the Borrower is deemed to have authorized the Administrative Agent to request such Borrowing on its behalf and the Borrower shall be deemed to represent and warrant as to the matters specified in paragraphs (a) and (b) of Section 4.02) unless a Revolving Loan is not permitted to be made pursuant to Section 4.02, in which case such payment shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)    Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or amendment of any Letter of Credit by the Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's gross negligence or willful misconduct (as determined by a final and non-appealable judgment of a court of competent jurisdiction) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) in accordance with Section 9.01 of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement and such LC Disbursement is not reimbursed by an automatic advance in accordance with Section 2.06(e), then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if a Borrowing is not permitted under Section 2.06(e) and the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that a pro rata portion of the interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank; provided, however, in the event the Issuing Bank is replaced because of a change in its credit rating, the consent of the Administrative Agent and the replaced Issuing Bank shall not be required so long as the successor Issuing Bank is a Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)    Cash Collateralization. If (A) any Event of Default shall occur and be continuing, within one (1) Business Day after the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (B) required by Section 2.06(c), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of Article VII. Such deposit shall be held by the Administrative Agent as collateral in the first instance for the satisfaction of the LC Exposure with respect to the Borrower under this Agreement and thereafter for the payment of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent after consultation with the Borrower and at the Borrower's risk and expense, such deposits shall not bear interest. Interest on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by wire transfer of immediately available funds to the account of the Borrower most recently designated by it for such purpose by notice to the Administrative Agent or as otherwise designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans or Swingline Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) or 2.05(b) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans (it being intended that the Borrower shall only be obligated to pay such interest to the Administrative Agent (except that Section 2.13(c) shall apply if an Event of Default exists) and shall not be obligated to pay interest to any Lender that has failed to fund its share of the applicable Borrowing). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or e-mail by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and, in the case of a telephonic Interest Election Request, shall be confirmed promptly by hand delivery, email or telecopy to the Administrative Agent of a written Interest Election Request in the form attached hereto as Exhibit F or as otherwise agreed by the Administrative Agent and the Borrower.

(c)    Each Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate at 5:00 p.m., New York City time, on the Maturity Date.

(b)    The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $20,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice (but in no event later than the effective date thereof), the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent, which notice may be provided by e-mail, on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the date that is ten (10) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)    Any Lender may request that Loans made by it be evidenced by a promissory note, in the same form as the promissory note(s) delivered at on the Effective Date. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay, without premium or penalty (but subject to Section 2.16), any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)    The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) or e-mail of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 2:00 p.m., New York City time, two Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender's Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Such fees (other than participation and fronting fees) payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)    Notwithstanding the foregoing, (i) if an Event of Default has occurred and is continuing, the outstanding principal amount of all Obligations shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section and (ii) if any interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing, the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(viii)impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ix)impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(x)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes, and other than the imposition of or changes in the rate of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)    A Lender shall not be entitled to any compensation pursuant to the foregoing provisions of this Section 2.15 to the extent such Lender is not imposing such charges or requesting such compensation from borrowers that are subject to similar provisions.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Payments Free of Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed originals of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C‑3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any interest imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party's obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)    Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16, 2.17 or 9.03, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn, Chicago, Illinois, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall promptly use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment, provided such costs and expenses do not exceed the amount so eliminated or reduced. Such Lender shall keep the Borrower advised of all such efforts to designate a different lending office or to assign its rights and obligations hereunder.

(b)    If (w) any Lender is entitled to and requests compensation under Section 2.15, or (x) if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (y) if any Lender becomes Defaulting Lender, or (z) any Lender has refused to consent to any proposed amendment, modification, waiver, termination or consent with respect to any provision of this Agreement or any other Loan Document that, pursuant to Section 9.02, requires the consent of all Lenders or each Lender affected thereby and with respect to which Lenders constituting the Required Lenders have consented to such proposed amendment, modification, waiver, termination or consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of any such assignment resulting from a Lender's refusal to consent to a proposed amendment, modification, waiver, termination or consent, the assignee shall approve the proposed amendment, modification, waiver, termination or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(k)fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(l)the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); and no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (y) the principal amount of such Defaulting Lender's Loans may not be reduced without the consent of such Lender, and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(m)if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders' Revolving Credit Exposures plus such Defaulting Lender's Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders' Commitments and (y) the conditions set forth in Section 4.02(a) and Section 4.02(b) are satisfied at such time;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall (through a Borrowing of Revolving Loans or otherwise) within five days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower's obligations corresponding to such Defaulting Lender's LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)if the Borrower cash collateralizes any portion of such Defaulting Lender's LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender's LC Exposure during the period such Defaulting Lender's LC Exposure is cash collateralized;

(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders' Applicable Percentages; and

(v)if all or any portion of such Defaulting Lender's LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender under Section 2.12(a) (solely with respect to the portion of such Defaulting Lender's Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender's LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(n)so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender's then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein) or the Defaulting Lender is replaced in accordance with Section 2.19(b).

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender's Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage. Except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim, right or remedy of any party hereunder or at law or in equity arising from that Lender's having been a Defaulting Lender.

SECTION 2.21 Extension of Maturity Date. The Borrower shall have the right, at its election, to extend the Maturity Date by one year (to March 29, 2018). The Borrower may exercise such right by executing and delivering to the Administrative Agent at least 30 days but not more than 180 days prior to the Maturity Date, a written request for such extension (an “Extension Request”). The Administrative Agent shall forward to each Lender a copy of the Extension Request delivered to the Administrative Agent promptly upon receipt thereof. Following delivery of the Extension Notice, the Maturity Date shall be extended for one year effective upon satisfaction of the following conditions: (a) no Default or Event of Default shall exist as of the date of the Extension Request or as of the original Maturity Date, (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of the Extension Request and the original Maturity Date with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and (c) the Borrower shall have paid to the Administrative Agent, for the pro-rata account of Lenders, an extension fee equal to 0.15% of the aggregate Commitments.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:
SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite limited partnership or limited liability company power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party's corporate, partnership or other organizational powers and have been duly authorized by all necessary corporate, partnership or other organizational action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or other Person, except such as have been obtained or made or will be made by the legally required time and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, except for any violation of any applicable law or regulation that is not reasonably likely to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, except for any violation or default that is not reasonably likely to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except for any Refinancing Mortgages.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, statement of changes in equity and cash flows (i) as of and for the fiscal year ended December 31, 2011, audited by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2012, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in material accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)    Since December 31, 2011, no event or condition has occurred which has resulted in, or is reasonably likely to have, a Material Adverse Effect.

SECTION 3.05. Properties. (a) Each of the Subsidiary Guarantors has title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title to the Eligible Unencumbered Assets that do not interfere with such Subsidiary Guarantor's ability to conduct its business as currently conducted or to utilize its properties for their intended purposes and, each of the Borrower and the other Subsidiaries of the Borrower has title to, or valid leasehold interests in, all its real and personal property material to its business, except for any defects in title that are not reasonably likely to result in a Material Adverse Effect.

(b)    To the best of Borrower's knowledge, (i) each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and (ii) the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements or failures to own or license to use that, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing by or against TCI, the Borrower or any of the Subsidiaries of the Borrower (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, is reasonably likely to result in a Material Adverse Effect (other than the Disclosed Matters identified on Schedule 3.06) or (ii) that involve this Agreement, the other Loan Documents, or the Transactions and is reasonably likely to result in a Material Adverse Effect.

(b)    The Borrower has in the past caused Phase I and other environmental assessments to be conducted or has in the past taken other steps to investigate the environmental condition of the Eligible Unencumbered Assets and other Properties on which a shopping center is located. Based on such investigation, to the actual knowledge of the Borrower, except with respect to any matters that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it before they became delinquent, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so is not reasonably likely to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as

of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. None of the representations and warranties made by the Borrower or the Subsidiary Guarantors in the Loan Documents as of the date such representations and warranties are made or deemed made contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.12. USA PATRIOT Act. (a) Neither the Borrower nor any of its Subsidiaries or, to the actual knowledge of the Borrower, any of their respective Affiliates over which any of the foregoing exercises management control (each, a “Controlled Affiliate”) is a Prohibited Person, and the Borrower, its Subsidiaries and, to the actual knowledge of the Borrower, such Controlled Affiliates are not in violation of any applicable orders, rules and regulations of OFAC.

(b)    Neither the Borrower nor any of its Subsidiaries or, to the actual knowledge of the Borrower, any of their respective Controlled Affiliates or directors, managers, officers, agents or employees: (1) is targeted by United States or multilateral economic or trade sanctions currently in force; (2) is owned or controlled by, or acts on behalf of, any Person that is targeted by United States or multilateral economic or trade sanctions currently in force, expressly excluding, however, any Person owning directly or indirectly a limited partnership interest of the Borrower or any Person who is a shareholder of TCI and any UJV partner that the Borrower or any of its Affiliates may be deemed to be acting for or on behalf of; (3) is a Prohibited Person; or (4) is named, identified or described on any list of Persons with whom United States Persons may not conduct business, including any such blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other such lists published or maintained by the United States, including OFAC, the United States Department of Commerce or the United States Department of State.

SECTION 3.13. Embargoed Person. (a) None of Borrower's assets constitute property of, or to the knowledge of the Borrower, are directly owned by any Person targeted by economic or trade sanctions under US law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which includes, without limitation, (i) Executive Order No. 13224, effective as of September 24, 2001, and relating to Blocking Property and Prohibiting Transaction With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the USA PATRIOT Act, if the result of such ownership would be that any Loan made by any Lender would be in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in the Borrower if the result of such interest would be that any Loan would be in violation of law; (c) to the actual knowledge of the Borrower, the Borrower has not engaged in business with Embargoed Persons if the result of such business would be that any Loan made by any Lender would be in violation of law; and (d) neither the Borrower nor any Controlled Affiliate (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) to the actual knowledge of the Borrower, engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

SECTION 3.14. Federal Reserve Board Regulations. None of the Loan Parties is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purposes of “purchasing” or “carrying” any “Margin Stock” within the respective meanings of such terms under Regulations U, T and X. No part of the proceeds of the Loans will be used for “purchasing” or “carrying” “Margin Stock” as so defined for any purpose which violates, or which would be inconsistent with, the provisions of, any Requirement of Law (including, without limitation, the Regulations of the Board).

SECTION 3.15. Subsidiaries. As of the Effective Date, (a) Schedule 3.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and UJV which owns property on which a shopping center has been built and, as to each such Subsidiary and UJV, the percentage of each class of Equity Interests owned by the Borrower and its other Subsidiaries and (b) except as disclosed on Schedule 3.15, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests owned by the Borrower or any Subsidiary in any Subsidiary or UJV.

SECTION 3.16. Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are, after giving effect to the incurrence of all Loans and Obligations being incurred in connection herewith, Solvent.

SECTION 3.17. Status of the Company. TCI (i) is a REIT, (ii) has not revoked its election to be a REIT, (iii) has not engaged in any “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) of the Code (or any successor provision thereto), and (iv) for its current “tax year” (as defined in the Code) is, and for all prior tax years subsequent to its election to be a real estate investment trust has been, entitled to a dividends paid deduction which meets the requirements of Section 857(a) of the Code.

SECTION 3.18. Properties. As of the Effective Date, (i) Schedule 3.18 sets forth a list of all Property on which shopping centers have been built of the Borrower and its Subsidiaries and UJVs and the owner (or ground-lessor or owner of land use rights) of such Property, and (ii) Schedule UA sets forth a list of all Eligible Unencumbered Assets and the owner (or ground-lessor) of such Eligible Unencumbered Asset. All such Eligible Unencumbered Assets satisfy the requirements for an Eligible Unencumbered Asset set forth in the definition thereof.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)    Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) from each Subsidiary Guarantor, a counterpart of the Guaranty executed by such Subsidiary Guarantor, and (iii) from the Borrower, a Note payable to each Lender which has requested a Note in the amount of such Lender's Commitment, executed by the Borrower.

(b)    Legal Opinion. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) the General Counsel of Borrower covering entity-related matters relating to the Borrower and the other Loan Parties, and (ii) Honigman, Miller, Schwartz & Cohn LLP, counsel for the Borrower and the other Loan Parties, as to Michigan and New York law and covering enforceability of this Agreement and the other Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(c)    Organizational Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the other Loan Parties, the authorization of the Transactions and any other legal matters relating to the Borrower, the other Loan Parties, this Agreement, the other Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)    Fees and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable, third-party out of pocket expenses required to be reimbursed or paid by the Borrower hereunder pursuant to separate agreements between the Borrower and the Administrative Agent.

(e)    Financial Statements. The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 2011 and (ii) unaudited interim consolidated financial statements of the Borrower for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph.

(f)    Projections. The Lenders shall have received quarterly pro-forma financial projections through December 31, 2013 and annual pro-forma financial projections for 2014, each with appropriate capital and operating assumptions and sources and uses, in form and substance satisfactory to the Lenders.

(g)    Approvals. To the best of Borrower's knowledge, all material governmental and third party approvals necessary in connection with the continuing operations of the Borrower and the other Loan Parties and the Transactions shall have been obtained and be in full force and effect.

(h)    Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are located, and such search shall reveal no liens on any of the Eligible Unencumbered Assets except for Permitted Encumbrances and Permitted Equipment Liens or Liens discharged or to be discharged on or prior to the Effective Date (or to secure Refinancing Mortgages) pursuant to documentation satisfactory to the Administrative Agent.

(i)    Compliance Certificate. The Lenders shall have received a certificate of a Financial Officer of the Borrower certifying as to compliance with the financial covenants set forth in Section 6.11 on a pro-forma basis on the Effective Date based on the financial statements of the Borrower for the fiscal quarter ended September 30, 2012 and after giving effect to the incurrence of the Loans and the issuance of the Letters of Credit on the Effective Date, which certificate shall include calculations in reasonable detail demonstrating such compliance, including as to the calculation of Eligible Unencumbered Asset Value, and certifying that all Properties included as Eligible Unencumbered Assets satisfy the requirements for an Eligible Unencumbered Asset set forth in the definition thereof.

(j)    Pay-off of Existing Credit Facility. The Administrative Agent shall have received satisfactory evidence that the repayment in full and termination of and release of Liens under the Third Amended and Restated Secured Revolving Credit Agreement dated as of July 29, 2011 (the “Existing Secured Credit Agreement”) among Dolphin Mall Associates LLC, Fairlane Town Center LLC, Twelve Oaks Mall, LLC, the lenders party thereto and JPMorgan Chase Bank, N.A., as agent, shall have occurred or shall occur immediately upon the funding of the Loans hereunder on the Effective Date, subject to the Refinancing Mortgage for Dolphin Mall.

(k)    Know-Your-Customer Requirements. The Administrative Agent and the Lenders shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested by the Administrative Agent or such Lender that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA Patriot Act.

(l)    Refinancing Mortgage for Dolphin Mall. In connection with the payoff of the Existing Secured Credit Agreement described in Section 5.01(j) above, the lenders under the Existing Secured Credit Agreement shall assign their notes for Dolphin Mall Associates, LLC (the “Dolphin Notes”) without recourse to an Affiliate of the Borrower, and the administrative agent under the Existing Secured Credit Agreement shall assign the mortgage from Dolphin Mall Associates LLC (the “Dolphin Mortgage”) to an Affiliate of the Borrower, and such Affiliate shall renew and consolidate the Dolphin Notes (provided that such Dolphin Notes shall have a zero balance) and amend and restate the Dolphin Mortgage, all in form and substance satisfactory to the Borrower and the Administrative Agent.

Without limiting the generality of the provisions of the last paragraph of Section 9.02, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved, waived or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Borrower set forth in Article III of this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (other than representations and warranties that speak of a different or specific date, which shall be true and correct as of such different or specific date).

(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)    The Administrative Agent shall have received a Borrowing Request or a request for such Letter of Credit under Section 2.06 and a certificate of a Financial Officer of the Borrower certifying as to compliance with the financial covenants set forth in Section 6.11(b) and Section 6.11(g) on a pro-forma basis on the date of such Borrowing or such issuance, amendment, renewal or extension of a Letter of Credit after giving effect to such Borrowing or such issuance, amendment, renewal or extension of a Letter of Credit.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (and the Administrative Agent shall provide a copy to each requesting Lender):

(a)    as soon as available and in any event within 90 days after the end of each fiscal year of TCI and the Borrower, commencing with the fiscal year ended December 31, 2012, the TCI Financial Statements and the Borrower's Consolidated Financial Statements, setting forth in each case in comparative form the figures for the previous fiscal year, all audited by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification commentary or exception arising out of the scope of the audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)    as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of TCI and the Borrower, the unaudited TCI Financial Statements and the unaudited Borrower's Consolidated Financial Statements as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)    Notwithstanding the foregoing, it is understood and agreed that to the extent TCI files documents with the Securities and Exchange Commission that contain the same information as required by clauses (a) and (b) above within the time periods set forth therein, such filing shall satisfy the Borrower's delivery obligation thereunder and shall also constitute delivery to the Lenders;

(d)    concurrently with any delivery of financial statements under clause (a) or (b) above, (i) a certificate of a Financial Officer of the Borrower (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (B) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 and (ii) together with such compliance certificate, the Borrower shall deliver the following, in form and detail satisfactory to the Administrative Agent, (A) a listing of summary information for all Eligible Unencumbered Assets for the preceding calendar quarter, including, without limitation, the Unencumbered Asset Value of each Property, Combined Property EBITDA attributable to such Property, Occupancy Rates, rent rolls, sales reports, and average sales per square foot for such Property in accordance with the methodology used by the Borrower to publicly report average sales per square foot for its Properties, (B) any change in the methodology used by the Borrower for determining Occupancy Rate or average sales per square foot, (C) a certification of a Financial Officer that all Eligible Unencumbered Assets so listed fully qualify as such under the applicable criteria for inclusion as Eligible Unencumbered Assets, and (D) any updates to Schedules EG, SG and UA (if not previously delivered) or Schedule 3.18 (if the information for such schedule is not otherwise publicly available); and

(o)promptly following any reasonable request therefor and so long as the Borrower can satisfy such request with reasonable efforts and in any event without engaging third parties, such other information regarding the operations, business affairs and financial condition of TCI, the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender) prompt written notice, after Borrower has actual knowledge, of the following:

(a)    the occurrence of any Default;

(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority by or against the Borrower or any Affiliate thereof that, if adversely determined, is reasonably likely to result in a Material Adverse Effect;

(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, is reasonably likely to result in a Material Adverse Effect;

(d)    the occurrence of any Casualty or Condemnation Event affecting an Eligible Unencumbered Asset in an aggregate amount exceeding $5,000,000;

(e)    the opening or the closing (other than a temporary closing permitted under the applicable lease or reciprocal easement agreement) of an Anchor Store at any Eligible Unencumbered Asset;

(f)    the increase or decrease by 10% or more of the gross leasable area of any Eligible Unencumbered Asset;

(g)    the occurrence of any event of the type described in clauses (i), (j) and (k) (with respect to any admission in writing only) of Article VII with respect to any Subsidiary and the percentage of Capitalization Value attributable to such Subsidiary measured as of the most recent Compliance Certificate; and

(h)    any development that the Borrower believes in good faith is reasonably likely to result in a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03. Existence; Conduct of Business; REIT Status, Etc. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except to the extent any failure to do so by a Subsidiary (other than a Subsidiary Guarantor) is not reasonably likely to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited under Section 6.03 or any Disposition not prohibited under this Agreement. TCI shall do all things necessary to (i) maintain its REIT status and (ii) maintain the listing of TCI's common stock on the New York Stock Exchange or another nationally-recognized stock exchange.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, is reasonably likely to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest is not reasonably likely to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted except to the extent any failure to do so by a Subsidiary (other than a Subsidiary Guarantor) is not reasonably likely to result in a Material Adverse Effect, and (b) to the extent commercially available, maintain (either directly or indirectly by causing its tenants to maintain), with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Visitation Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. At any reasonable time and from time to time upon reasonable notice and subject to the rights of tenants on such properties, but not more frequently than twice in any 12-month period, in the aggregate, provided that no Event of Default shall have occurred and be outstanding, the Borrower shall permit the Administrative Agent or any Lender or any agent or representative thereof (provided that, at Borrower's request, the Administrative Agent or such Lender, or such representative, must be accompanied by a representative of Borrower), to examine and make copies and abstracts from the records and books of account of, and visit (without conducting any intrusive testing) the properties of, Borrower and its Subsidiaries. The request by any Lender or agent or representative thereof for such a visit shall be made to the Administrative Agent and the Administrative Agent promptly shall notify all the Lenders of such request (or if the Administrative Agent shall have requested the same on its behalf, the Administrative Agent shall notify all the Lenders thereof) and any Lender that shall so desire may accompany Administrative Agent or such Lender, or such representative on such visit.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all Requirements of Law, including Environmental Laws, applicable to it or its property, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for general business purposes of the Borrower, its Subsidiaries, and the UJVs. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support general business purposes of the Borrower, its Subsidiaries and UJVs.

On the Effective Date and from time to time thereafter, on not less than five (5) Business Days' notice, the Borrower may request that proceeds of the Loans be used to refinance secured mortgage Indebtedness of the Borrower and/or its Subsidiaries, including the secured mortgage Indebtedness on the Dolphin Mall in Miami, Florida, in which event, a portion of the Loans equal to the amount of the advances made hereunder in connection with such refinancing, at the Borrower's election, may be secured by an amended and restated mortgage on the property securing the mortgage Indebtedness to be so refinanced (a "Refinancing Mortgage") and evidenced by a mortgage note in favor of the Administrative Agent or an Affiliate of the Borrower in form and substance reasonably satisfactory to the Administrative Agent and the Borrower; provided that any mortgage note in favor of an Affiliate of the Borrower shall have a zero balance and may not be assigned by such Affiliate without the prior written consent of the Administrative Agent, except for an assignment of such Refinancing Mortgage in connection with a Disposition permitted by Section 6.04. Any such Refinancing Mortgage and any other agreement, certifications, opinions and other documents will be (i) in form and substance reasonably acceptable to the Administrative Agent and its counsel and the Borrower, provided that such documents will not subject the applicable Property to additional obligations, requirements, restrictions or liabilities that are not already set forth in the Loan Documents with respect to such Property, (ii) to be consistent in all respects with the terms of this Agreement, and (iii) if the Administrative Agent is the holder of such Refinancing Mortgage, subject to being unconditionally released or assigned by the Administrative Agent at the request of the Borrower without the need for any consent or approval of the Lenders (it being understood and agreed that the Administrative Agent and the Lenders shall not be required to give any representations and warranties with respect to any such release or assignment, including with respect to any aspects of the Indebtedness secured thereby, except that it is the holder thereof and authorized to execute and deliver the same). In addition, in connection with each Refinancing Mortgage, the Administrative Agent and from time to time thereafter at the request and expense of Borrower, will provide subordination, non-disturbance and attornment agreements if it is the holder of such Refinancing Mortgage. Unless otherwise directed by Borrower, any prepayments made by the Borrower shall be applied first to any and all Loans outstanding that are not secured by a Refinancing Mortgage, and only to Loans secured by Refinancing Mortgages if there shall be no other Loans outstanding at the time. Any property subject to a Refinancing Mortgage shall be and remain eligible for treatment as an Eligible Unencumbered Asset, and any note secured by a Refinancing Mortgage shall be treated as Total Unsecured Indebtedness.
SECTION 5.09. Accuracy Of Information. The Borrower will ensure that any information prepared by Borrower, including financial statements, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder does not knowingly contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.09.

SECTION 5.10. Notices of Asset Sales, Encumbrances or Dispositions of Eligible Unencumbered Assets. The Borrower shall deliver to the Administrative Agent written notice not less than five (5) Business Days prior to a sale, encumbrance with a Lien to secure Indebtedness or other Disposition of an Eligible Unencumbered Asset which is permitted pursuant to Section 6.04. In addition, simultaneously with delivery of any such notice, the Borrower shall deliver to the Administrative Agent (A) a certificate of a Financial Officer certifying that no Default or Event of Default (including any non-compliance with the financial covenants set forth in Section 6.11 hereof) has occurred and is continuing or would occur on a pro forma basis after giving effect to the proposed Disposition, which certificate shall include calculations in reasonable detail demonstrating compliance with Section 6.11 hereof on a pro-forma basis, including as to the calculation of Unencumbered Asset Value and (B) an updated schedule of all Eligible Unencumbered Assets.

If a Default or Event of Default exists at the time of such transaction, the Borrower shall apply the net proceeds of such transaction (together with such additional amounts as may be required), to prepay the Obligations in an amount, as determined by the Administrative Agent, equal to that which would be required to reduce the Obligations so that no Default or Event of Default would exist.
If such Disposition is permitted hereunder and a Property shall cease to be an Eligible Unencumbered Asset upon the consummation of such transaction, the Administrative Agent shall, at the Borrower's request and expense, release the guarantee obligations under the Guaranty of any Subsidiary Guarantor which owns such Property that ceases to be an Eligible Unencumbered Asset, including execution and delivery of a release in form and substance reasonably satisfactory to the Administrative Agent, without the need for any consent or approval of the Lenders.
SECTION 5.11. Additional Guarantors. If any Subsidiary becomes the owner or ground-lessee of a Property that has been designated by the Borrower as an Eligible Unencumbered Asset after the Effective Date, the Borrower shall deliver to the Administrative Agent each of the following items, each in form and substance reasonably satisfactory to the Administrative Agent: (i) a Guaranty executed by such Subsidiary and (ii) the items that would have been delivered under Sections 4.01(b) and (c) if such Subsidiary had been a Subsidiary Guarantor on the Effective Date.

ARTICLE VI

Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, unless the Borrower will be in compliance with the financial covenants set forth in Section 6.11 after giving effect to such creation, incurrence or assumption.

SECTION 6.02. Liens. (a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien to secure Indebtedness for borrowed money on any property or asset now owned or hereafter acquired by it, except for Liens securing Indebtedness that are permitted by Section 6.01; provided that such Liens shall not affect any Eligible Unencumbered Asset unless expressly permitted under the definition of Eligible Unencumbered Asset.

(b)    The Borrower shall not create or suffer or permit to exist any Liens on the Equity Interests of the Borrower owned by TCI.

SECTION 6.03. Fundamental Changes. (a) The Borrower and TCI will not, and will not permit any Subsidiary Guarantor to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell (except, with respect to a Subsidiary Guarantor, if not prohibited by Section 6.04), transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests in a Subsidiary Guarantor (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into TCI or the Borrower in a transaction in which TCI or the Borrower, as applicable, is the surviving entity, or (ii) any Person may merge into any Subsidiary Guarantor in a transaction in which the surviving entity is a Subsidiary Guarantor.

(b)    The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto and any other additional businesses that are not reasonably likely to result in a Material Adverse Effect.

SECTION 6.04. Dispositions. (a) The Borrower will not, and will not permit any of the Subsidiary Guarantors, to sell, encumber with a Lien to secure Indebtedness or otherwise Dispose of any Eligible Unencumbered Asset (including the Borrower's direct or indirect Equity Interests in the owner or ground-lessee of such Eligible Unencumbered Asset) unless (i) no Default or Event of Default has occurred and is continuing, or would occur after giving effect to such Disposition, (ii) the Borrower shall be in compliance on a pro-forma basis with the financial covenants in Section 6.11 after giving effect to such Disposition and any prepayment of the Obligations required for the Borrower to be in such pro-forma compliance, and (iii) the Borrower shall have complied with Section 5.10.

(b)    The Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any property owned or ground leased by such Borrower or Subsidiary (including the Borrower's direct or indirect Equity Interests in the owner or ground-lessee of such property) unless, at the time that the Borrower or such Subsidiary enters into a binding contract for such Disposition, the Borrower shall be in compliance on a pro-forma basis with the financial covenants in Section 6.11 after giving effect to such proposed Disposition and any prepayment of the Obligations required for the Borrower to be in such pro-forma compliance.

SECTION 6.05. Limitations on Activities of TCI. The Borrower shall not suffer or permit TCI to incur any Indebtedness (other than current trade payables related to organizational and administrative activities incurred in the ordinary course) in its own name or to own any material assets other than its interests in the Borrower and incidental assets and assets which, for legitimate business purposes, must be owned by TCI on a temporary basis prior to being transferred to the Borrower, or engage in any business other than the ownership of such interests.

SECTION 6.06. Restricted Payments. The Borrower shall not make any Restricted Payments in any fiscal quarter which, when added to all Restricted Payments made during the three (3) immediately preceding fiscal quarters, exceed 95% of Funds From Operations; provided, however, that the Borrower shall be permitted, provided there exists no Event of Default, to make Restricted Payments in excess of 95% of Funds From Operations (i) pursuant to Section 5.2(a) or Section 5.3 of the Borrower's agreement of limited partnership, as the same may hereafter be amended, or pursuant to any other provision of the Borrower's agreement of limited partnership, as the same may hereafter be amended, that requires preferential distributions to be made; or (ii) as may be necessary under Section 857(a) of the Code to maintain TCI's tax status as a REIT; and provided further, that if an Event of Default exists, the Borrower shall only be permitted to make Restricted Payments in the minimum amount necessary under Section 857(a) of the Code to maintain TCI's tax status as a REIT.

SECTION 6.07. Transactions with Affiliates. The Borrower will not cause or permit any of the Subsidiary Guarantors to sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions that are commercially reasonable, (b) the Borrower may make capital contributions to the Subsidiary Guarantors, and (c) the Borrower and each Subsidiary Guarantor may form one or more TRS Subsidiaries, and each Subsidiary Guarantor may transfer TRS Assets and TRS Subsidiary Businesses to such TRS Subsidiaries so long as such transfers do not materially impair the value of the Property owned by such Subsidiary Guarantor.

SECTION 6.08. [Reserved].

SECTION 6.09. Payments and Modifications of Subordinate Debt. The Borrower will not, and will not permit any of the Subsidiary Guarantors to, make or offer to make any payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds (whether scheduled or voluntary) with respect to principal or interest on any Indebtedness which is subordinate to the Obligations pursuant to its express terms or a written agreement if a Default or an Event of Default has occurred and is continuing or would occur after giving effect thereto.

SECTION 6.10. Changes in Fiscal Periods. The Borrower will not permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

SECTION 6.11. Financial Covenants. The Borrower shall not permit:

(a)    Net Worth. As at the end of each fiscal quarter of the Borrower, Net Worth to be less than $2,000,000,000.

(b)    Total Leverage Ratio. As at the end of each fiscal quarter of the Borrower, the Total Leverage Ratio to exceed 60%.

(c)    Secured Leverage Ratio. As at the end of each fiscal quarter of the Borrower, the Secured Leverage Ratio to exceed 50%; provided that the Secured Leverage Ratio may exceed 50% as of the end of up to four (4) fiscal quarters of the Borrower during the term of this Agreement (whether or not consecutive) so long as such ratio does not exceed 55%.

(d)    Fixed Charge Coverage Ratio. As at the end of each fiscal quarter of the Borrower, the ratio of Combined EBITDA to Fixed Charges, each for the period of four consecutive fiscal quarters then ended, to be less than 1.50 to 1.00.

(e)    Recourse Secured Debt. As at the end of each fiscal quarter of the Borrower, the aggregate outstanding amount of Recourse Secured Indebtedness to exceed 20% of Capitalization Value; provided that the aggregate outstanding amount of Recourse Secured Indebtedness that was incurred for purposes other than property construction does not exceed 10% of Capitalization Value.

(p)Minimum Number and Value of Eligible Unencumbered Assets. At any time, there to be fewer than three (3) Eligible Unencumbered Assets; and, at any time, there to be less than $800,000,000 of Unencumbered Asset Value (measured at the end of the most recent fiscal quarter of the Borrower).

(q)Unencumbered Leverage Ratio. As at the end of each fiscal quarter of the Borrower, the Unencumbered Leverage Ratio to exceed 60%; provided that the Borrower shall be permitted to cure any non-compliance with this Unencumbered Leverage Ratio covenant by designating additional Eligible Unencumbered Assets and delivering a Guaranty executed by the applicable Subsidiary Guarantor within forty-five (45) days after delivery of the financial statements and a Compliance Certificate demonstrating such non-compliance before such non-compliance shall become an Event of Default.

Notwithstanding the foregoing, if (x) a Casualty or Condemnation Event occurs at one or more of the Eligible Unencumbered Assets and (y) in the reasonable determination of the Administrative Agent in consultation with the Borrower, such event materially impairs the operations of the portion(s) of such Eligible Unencumbered Asset(s) to which 25% or more of Unencumbered Asset Value is attributable, then, effective as of the date of such Casualty or Condemnation Event, the portion of the Combined Property EBITDA attributable to such impaired portion(s) of such Eligible Unencumbered Asset(s) for the prior 12-month period (the “Impaired Unencumbered Asset Value”) shall be deducted from the calculation of Unencumbered Asset Value. From and after the occurrence of such Casualty or Condemnation Event, any Borrowing of Loans or issuance, renewal or extension of any Letter of Credit (an “Extension of Credit”) shall require the Borrower to demonstrate pro-forma compliance with the financial covenants set forth in this Section 6.11 after giving effect to such Extension of Credit and the deduction of the Impaired Unencumbered Asset Value from Unencumbered Asset Value. If such deduction of Impaired Unencumbered Asset Value results in the non-compliance with any financial covenant set forth in this Section 6.11, the Borrower shall have 90 days from the date of such Casualty or Condemnation Event to cure such non-compliance before such non-compliance shall become an Event of Default.
(h)    Unencumbered Interest Coverage Ratio. As at the end of each fiscal quarter of the Borrower, the ratio of Unencumbered EBITDA to Unsecured Interest Expense, each for the period of four consecutive fiscal quarters then ended, to be less than 2.0 to 1.0.

(i)    Unencumbered Asset Occupancy Ratio. As at the end of each fiscal quarter, the Eligible Unencumbered Assets to have an aggregate Occupancy Rate of less than 80% of the aggregate gross leasable area within such Eligible Unencumbered Assets.
ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    the Borrower shall fail to pay any interest on any Loan when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)    the Borrower shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) or (b) above) payable under this Agreement or any other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for two (2) Business Days after receipt of written notice from the Administrative Agent of such failure to pay;

(d)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(e)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower's or any Subsidiary Guarantor's existence or TCI's REIT status) or 5.08 or in Article VI (subject to any cure periods set forth in Section 6.11 or elsewhere in this Agreement);

(f)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c) or (e) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower; provided, however, that if any such default is capable of being cured but cannot by its nature be cured within such thirty (30) day grace period and so long as the Borrower shall have commenced cure within such thirty (30) day grace period and shall, at all times thereafter, diligently prosecute the same to completion, the Borrower shall have an additional period, not to exceed sixty (60) days, to cure such default; in no event, however, is the foregoing intended to effect an extension of the Maturity Date;

(g)    TCI, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, subject to any applicable notice and cure period;

(h)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (subject to any applicable notice and cure period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than in cases where, in the judgment of the Required Lenders, meaningful discussions likely to result in (1) a waiver or cure of such event or condition or (2) otherwise averting such acceleration are in progress between TCI, the Borrower or a Subsidiary, as the case may be, and the obligee of such Material Indebtedness); provided that this clause (h) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(i)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of TCI, the Borrower, any Subsidiary Guarantor or any Subsidiaries that, individually or in the aggregate, account for more than 5% of Capitalization Value (in accordance with the definition thereof as of the last day of the most recent fiscal quarter for which a Compliance Certificate has been delivered) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for TCI, the Borrower, any Subsidiary Guarantor or any Subsidiaries that, individually or in the aggregate, account for more than 5% of Capitalization Value (in accordance with the definition thereof as of the last day of the most recent fiscal quarter for which a Compliance Certificate has been delivered) or for a substantial part of its assets, and, in any such case of (i) or (ii) above, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j)    TCI, the Borrower, any Subsidiary Guarantor or any Subsidiaries that, individually or in the aggregate, account for more than 5% of Capitalization Value (in accordance with the definition thereof as of the last day of the most recent fiscal quarter for which a Compliance Certificate has been delivered) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for TCI, the Borrower, any Subsidiary Guarantor, or any Subsidiaries that, individually or in the aggregate, account for more than 5% of Capitalization Value (in accordance with the definition thereof as of the last day of the most recent fiscal quarter for which a Compliance Certificate has been delivered) or for a substantial part of its assets, (iv) adopt any resolution of its board of directors or take any similar corporate, partnership or limited liability company action authorizing, consenting to or approving any of the foregoing, or (v) make a general assignment for the benefit of creditors;

(k)    TCI, the Borrower, any Subsidiary Guarantor or any Subsidiaries that, individually or in the aggregate, account for more than 5% of Capitalization Value (in accordance with the definition thereof as of the last day of the most recent fiscal quarter for which a Compliance Certificate has been delivered) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l)    one or more final judgments for the payment of money in an aggregate amount in excess of $50,000,000 (other than with respect to claims arising out of Nonrecourse Indebtedness) shall be rendered against TCI, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged, unvacated, unstayed or unbonded pending appeal for a period of 30 consecutive days or in any event later than five (5) days prior to the date of any proposed sale thereunder;

(m)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $20,000,000;

(n)    the Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, the Guaranty or any other Loan Document; or this Agreement, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof); or

(o)    a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by written notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, (a) the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower and (b) the Required Lenders may by written notice to the Administrative Agent and the Borrower remove the Administrative Agent for its gross negligence or willful misconduct as determined by a court of competent jurisdiction. Upon any such resignation or removal, the Required Lenders shall have the right, with the written consent of the Borrower so long as no Default or Event of Default exists, such consent not to be unreasonably withheld or delayed, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the Administrative Agent gives notice of its resignation or is removed, then the retiring or removed Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, or a Lender. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.
ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or nationally recognized overnight courier service, mailed by certified or registered mail or sent by telecopy (and confirmed by another form of permitted delivery), as follows:

(i)if to the Borrower, to it at c/o The Taubman Company LLC, 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304, Attention: Treasurer (Telecopy No. (248) 258-7275), with a copy to: c/o The Taubman Company LLC, 200 East Long Lake Road - Suite 300, Bloomfield Hills, Michigan 48304, Attention: General Counsel (Telecopy No. (248) 258-7586), and Honigman Miller Schwartz and Cohn LLP, 39400 Woodward Avenue, Suite 101, Bloomfield Hills, Michigan 48304-5048, Attention: Martin L. Katz, Esq. (Telecopy No. (248) 566-8457);

(ii)if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, 7th Floor, IL1-0010, Chicago, Illinois 60603, Attention of Kevin Berry, (Telecopy No. (312) 385-7101), email: cls.reb.chicago@jpmorgan.com, with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn, 19th Floor, IL1-0958, Chicago, Illinois 60603, Attention of David Weislogel, (Telecopy No. (312) 325-5175);

(iii)if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, 7th Floor, IL1-0010, Chicago, Illinois 60603, Attention of Kevin Berry, (Telecopy No. (312) 385-7101), email: cls.reb.chicago@jpmorgan.com, with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn, 19th Floor, IL1-0958, Chicago, Illinois 60603, Attention of David Weislogel, (Telecopy No. (312) 325-5175);

(iv)if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, 7th Floor, IL1-0010, Chicago, Illinois 60603, Attention of Kevin Berry, (Telecopy No. (312) 385-7101), email: cls.reb.chicago@jpmorgan.com, with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn, 19th Floor, IL1-0958, Chicago, Illinois 60603, Attention of David Weislogel, (Telecopy No. (312) 325-5175); and

(v)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender or as expressly provided herein. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    Subject to Section 2.20(b) hereof, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) except as provided in Section 2.21, postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) release any Subsidiary Guarantor (except as provided in Section 5.10 or Section 6.04), without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect Section 2.20 or the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable third-party out of pocket expenses incurred by the Administrative Agent and J.P. Morgan Securities LLC, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) in accordance with the terms and conditions of the fee letter and expense reimbursement letter entered into between the Borrower and the Administrative Agent, (ii) all reasonable third-party out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable third-party out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such third‑party out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any external counsel for any Indemnitee, to the extent incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Each Indemnitee shall give the Borrower at least five (5) Business Days' prior written notice of the proposed settlement of any claim, litigation, investigation or proceeding for which the Borrower is liable for indemnification under this Section 9.03(b). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)    To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)    All amounts due under this Section shall be payable not later than five (5) Business Days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons which is an Eligible Assignee (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, which notice shall indicate the reason that such assignee is an Eligible Assignee and whether such assignee has delivered the certificate described in Section 2.17(f)(ii) to the effect that such assignee is exempt from U.S. withholding tax; provided further that no consent of the Borrower shall be required for an assignment to a Lender with a Commitment immediately prior to giving effect to such assignment or, if an Event of Default has occurred and is continuing, any other assignee; and provided further that the Borrower shall not be deemed to have unreasonably withheld its consent to an assignment if the proposed assignee is unable to deliver the certificate described in Section 2.17(f)(ii) to the effect that such assignee is exempt from U.S. federal withholding tax;

(B)the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and

(C)the Issuing Bank.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Persons at such assignee to whom all syndicate-level information (which may contain material non-public information about TCI, the Borrower and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable laws, including Federal and state securities laws.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 for periods while it was a Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    Any Lender may, without the consent of the Administrative Agent, the Issuing Bank or the Swingline Lender but with the prior written consent (such consent not to be unreasonably withheld) of the Borrower (provided that, the Borrower shall be deemed to have consented to participation unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof, which notice shall indicate the reason that such participant is not an Ineligible Institution and whether such participant has delivered the certificate described in Section 2.17(f)(ii) to the effect that such participant is exempt from U.S. withholding tax; and provided further that no consent of the Borrower shall be required for a participation if an Event of Default has occurred and is continuing; and provided further that the Borrower shall not be deemed to have unreasonably withheld its consent to a participation if the proposed participant is unable to deliver the certificate described in Section 2.17(f)(ii) to the effect that such participant is exempt from U.S. federal withholding tax), sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and 2.17(h) (it being understood that the documentation required under Section 2.17(f) and 2.17(h) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify the

Borrower after any such setoff and application made by such Lender, provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01, except by facsimile or email. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders (on behalf of itself and its Affiliates) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, and the Administrative Agent, the Issuing Bank, or a Lender, as the case may be, shall be liable for any breach of confidentiality by any of the foregoing Persons to whom it discloses the Information), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same, and at least as restrictive, as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower; provided, however, that the Administrative Agent, the Issuing Bank and the Lenders, as the case may be, shall, to the extent possible and permitted by law, provide the Borrower with reasonable prior notice of any disclosure of information referred to in clauses (b) and (c) above to allow the Borrower to seek a protective order regarding such disclosure at the Borrower's expense, provided that no such notice shall be required in respect of any disclosure to bank regulatory authorities purporting to have jurisdiction over such Administrative Agent, Issuing Bank or Lender or its Related Parties. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and the terms hereof to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Loans, the Letters of Credit and the Commitments; provided that such Person is advised of and agrees to be bound by the provisions of this Section 9.12. For the purposes of this Section, “Information” means all information received from the Borrower, The Taubman Company, or their agents, representatives or affiliates relating to the Borrower or any Subsidiary or any UJV or its or their business, including financial statements, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, but in no event shall such standard of care be less than a reasonable standard of care.

SECTION 9.13. Material Non-Public Information.

(a)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS, INCLUDING, BUT NOT LIMITED TO, RULE 10b-5 OF THE SECURITIES EXCHANGE ACT OF 1934.

(b)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT TCI, THE BORROWER AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A PERSON AT SUCH LENDER WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.14. Authorization to Distribute Certain Materials to Public-Siders.

(a)    If TCI or the Borrower does not file this Agreement with the SEC, then the Borrower hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public-Siders. The Borrower acknowledges its understanding that Public-Siders and their firms may be trading in any of TCI's and the Borrower's respective securities while in possession of the Loan Documents.

(b)    The Borrower represents and warrants that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of the federal and state securities laws. To the extent that any of the executed Loan Documents constitutes at any time a material non-public information within the meaning of the federal and state securities laws after the date hereof, the Company agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

SECTION 9.15. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.16. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.17. Non-Recourse. Notwithstanding anything to the contrary contained in this Agreement, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with this Agreement (all of the foregoing, for purposes of this Section, hereinafter referred to, individually and collectively, as the “Relevant Documents”), no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any of the constituent partners of the Borrower or their successors and assigns (said constituent partners and their successors and assigns, for purposes of this Section, hereinafter referred to, individually and collectively, as the “TRG Partners”), and each Lender expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of the TRG Partners or out of any assets of the TRG Partners, provided, however, that nothing in this Section shall be deemed to (1) release the Borrower or the other Loan Parties from any personal liability pursuant to, or form any of its respective obligations under, the Relevant Documents, or from personal liability for its fraudulent actions or fraudulent omissions, (2) release any TRG Partner from personal liability for its or his own fraudulent actions or fraudulent omissions, (3) constitute a waiver of any obligation evidenced by, or contained in, the Relevant Documents or affect in any way the validity or enforceability of the Relevant Documents or (4) limit the right of Administrative Agent and/or the Lenders to proceed against or realize upon any and all of the assets of the Borrower or the other Loan Parties (notwithstanding the fact that the TRG Partners have an ownership interest in and, thereby, an interest in the assets of the Borrower or the other Loan Parties) or to name the Borrower or the other Loan Parties (or, to the extent that the same are required by applicable law or are determined by a court to be necessary parties in connection with an action or suit against the Borrower or the other Loan Parties, any of the TRG Partners) as a party defendant in, and to enforce against all or any part of the assets of the Borrower or the other Loan Parties any judgment obtained by Administrative Agent and/or the Lenders with respect to, any action or suit under the Relevant Documents so long as no judgment shall be taken (except to the extent taking a judgment is required by applicable law or determined by a court to be necessary to preserve Administrative Agent's and/or Lender's rights against the Borrower or the other Loan Parties, but not otherwise) or shall be enforced against the TRG Partners, their successors and assigns, or their assets.

SECTION 9.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers, and the Lenders are arm's-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Joint Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Joint Lead Arrangers nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Joint Lead Arrangers, nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Joint Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP
By:	/s/ Simon Leopold
Name:	Simon Leopold
Title:	Authorized Signatory

JP MORGAN CHASE BANK, N.A., individually and as Administrative Agent, Issuing Bank and Swingline Lender
By:	/s/ David C. Weislogel
Name:	David C. Weislogel
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION
By:	/s/ David C. Drouillard
Name:	David C. Drouillard
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Curt M. Steiner
Name:	Curt M. Steiner
Title:	Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Winita Lau
Name:	Winita Lau
Title:	Vice President

COMERICA BANK
By:	/s/ Casey L. Stevenson
Name:	Casey L. Stevenson
Title:	Vice President

UNION BANK, N.A.
By:	/s/ Andrew Romanosky
Name:	Andrew Romanosky
Title:	Vice President

RBS CITIZENS, N.A.
By:	/s/ Samuel A. Bluso
Name:	Samuel A. Bluso
Title:	Senior Vice President

SUNTRUST BANK
By:	/s/ Gregory T. Horstman
Name:	Gregory T. Horstman
Title:	Senior Vice President

GOLDMAN SACHS BANK USA
By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A.
By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

CAPITAL ONE, N.A.
By:	/s/ Frederick H. Denecke
Name:	Frederick H. Denecke
Title:	Vice President

HUNTINGTON NATIONAL BANK
By:	/s/ Kristine L. Vigliotti
Name:	Kristine L. Vigliotti
Title:	Vice President

BRANCH BANKING AND TRUST COMPANY
By:	/s/ Mark Edwards
Name:	Mark Edwards
Title:	Senior Vice President

SUMITOMO MITSUI BANKING CORPORATION
By:	/s/ Kazuhisa Matsuda
Name:	Kazuhisa Matsuda
Title:	Managing Director

MIDFIRST BANK
By:	/s/ Todd G. Wright
Name:	Todd G. Wright
Title:	First Vice President

THE NORTHERN TRUST COMPANY
By:	/s/ Blake J. Lunt
Name:	Blake J. Lunt
Title:	Second Vice President

SCHEDULE EG
(Eligible Ground Leases)

Not Applicable

SCHEDULE UA
(Eligible Unencumbered Assets; Capitalization Rates)

Property                            Capitalization Rate

Dolphin Mall, Miami, Florida                        6.0%
Twelve Oaks Mall, Novi, Michigan                    6.5%
Fairlane Town Center, Dearborn, Michigan                7.5%
The Shops at Willow Bend, Plano, Texas                    7.5%

SCHEDULE SG
(Subsidiary Guarantors)

Dolphin Mall Associates LLC, a Delaware limited liability company
Twelve Oaks Mall, LLC, a Michigan limited liability company
Fairlane Town Center LLC, a Michigan limited liability company
Willow Bend Shopping Center Limited Partnership, a Delaware limited partnership

Schedule 2.01

Lenders and Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$135,000,000.00
PNC Bank, National Association	127,500,000.00
U.S. Bank National Association	127,500,000.00
Wells Fargo Bank, National Association	120,000,000.00
Comerica Bank	75,000,000.00
Union Bank, N.A.	75,000,000.00
RBS Citizens, N.A.	75,000,000.00
Suntrust Bank	75,000,000.00
Goldman Sachs Bank USA	50,000,000.00
Morgan Stanley Bank, N.A.	50,000,000.00
Capital One, N.A.	50,000,000.00
Huntington National Bank	40,000,000.00
Branch Banking and Trust Company	30,000,000.00
Sumitomo Mitsui Banking Corporation	30,000,000.00
Midfirst Bank	25,000,000.00
The Northern Trust Company	15,000,000.00
Total	$1,100,000,000.00

SCHEDULE 3.06
(Disclosed Matters)

Not Applicable

SCHEDULE 3.15 - Subsidiaries
&
SCHEDULE 3.18 - Properties
(Subsidiaries & UJVs which own property on which a shopping center has been built)

Entity Name	Jurisdiction	Ownership	Property

Consolidated Businesses:
City Creek Center Associates LLC	Delaware	100%	City Creek Center
Dolphin Mall Associates LLC	Delaware	100%	Dolphin Mall
El Paseo Village LLC	Delaware	100%	El Paseo Village
Fairlane Town Center LLC	Michigan	100%	Fairlane Town Center
Green Hills Mall TRG LLC	Delaware	100%	The Mall at Green Hills
La Cienega Partners Limited Partnership	Delaware	100%	Beverly Center
MacArthur Shopping Center LLC	Delaware	95%	MacArthur Center
Partridge Creek Fashion Park LLC	Delaware	100%	The Mall at Partridge Creek
Short Hills Associates L.L.C.	Delaware	100%	The Mall at Short Hills[1]
Stony Point Fashion Park Associates, L.L.C.	Delaware	100%	Stony Point Fashion Park
Tampa Westshore Associates Limited Partnership	Delaware	100%	International Plaza
Taubman Auburn Hills Associates Limited Partnership	Delaware	100%	Great Lake Crossing Outlets
The Gardens on El Paseo LLC	Delaware	100%	The Gardens on El Paseo
TJ Palm Beach Associates Limited Partnership	Delaware	90%	The Mall at Wellington Green
TRG Charlotte LLC	Delaware	100%	Northlake Mall
Twelve Oaks Mall, LLC	Michigan	100%	Twelve Oaks Mall
Willow Bend Shopping Center Limited Partnership	Delaware	100%	The Shops at Willow Bend
Taubman Cherry Creek Shopping Center, L.L.C.	Delaware	50%	Cherry Creek Mall
Taubman-Cherry Creek Limited Partnership	Colorado	50%	Cherry Creek - West End

Unconsolidated Joint Ventures:
Fairfax Company of Virginia L.L.C.	Virginia	50%	Fair Oaks
Forbes Taubman Orlando, L.L.C.	Michigan	50%	The Mall at Millenia
Waterside At Pelican Bay LLC	Delaware	50%	Waterside Shops at Pelican Bay
Arizona Mills, L.L.C.	Delaware	50%	Arizona Mills
West Farms Mall, LLC	Delaware	78.94%	Westfarms Mall
Rich-Taubman Associates	Connecticut	50%	Stamford Town Center
SunValley Shopping Center LLC	Delaware	50%	Sunvalley Shopping Center
Taubman Land Associates LLC	Delaware	50%	Sunvalley Land

________________________________
1 Borrower's $65 million credit facility with Comerica is secured by TRG's 100% interest in TRG Short Hills, which owns 40% of The Mall at Short Hills.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:    ______________________________

2. Assignee:	______________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]
3.    Borrower(s):    The Taubman Realty Group Limited Partnership

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:
The $1,100,000,000 Revolving Credit Agreement dated as of February 28, 2013 among The Taubman Realty Group Limited Partnership, the Lenders parties thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, and the other agents parties thereto

___________________________________
1Select as applicable.

6.    Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee's compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By: _______________________________
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By: _______________________________
Title:

_______________________________________
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and] 3 Accepted:
JPMORGAN CHASE BANK, N.A., as
Administrative Agent
By: _________________________________
Title:

[Consented to:]4
[NAME OF RELEVANT PARTY]
By: _________________________________
Title:

_____________________________________

    3To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
    4To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Agreement.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) it is not an Ineligible Institution, and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF GUARANTY
THIS GUARANTY dated as of February 28, 2013, executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to Section 14 hereof (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of (a) JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent (the “Agent”) for the Lenders under that certain Revolving Credit Agreement dated as of February 28, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a Delaware limited partnership (the “Borrower”), the financial institutions party thereto and their respective permitted assignees (the “Lenders”), the Agent, and the other parties thereto, and (b) the Lenders, the Issuing Bank and the Swingline Lender (the parties described in clause (b) together with the Agent are hereinafter referred to collectively as the “Credit Parties”).
WHEREAS, pursuant to the Credit Agreement, the Credit Parties have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;
WHEREAS, Borrower is the owner, directly or indirectly, of 100% of the issued and outstanding Equity Interests in each Guarantor;
WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent upon each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Credit Parties through their collective efforts;
WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Credit Parties making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower's obligations to the Credit Parties on the terms and conditions contained herein; and
WHEREAS, each Guarantor's execution and delivery of this Guaranty is a condition to the Credit Parties making, and continuing to make, such financial accommodations to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:
Section 1.    Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due and payable, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all Obligations, and liabilities of whatever nature, whether now existing or hereafter incurred, owing by the Borrower to any Credit Party under or in connection with the Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Revolving Loans, Swingline Loans and the reimbursement obligations under Section 2.06(e) of the Credit Agreement (the “Reimbursement Obligations”), and the payment of all interest, including, without limitation, interest accruing after the commencement of a proceeding under bankruptcy, insolvency, or similar laws of any jurisdiction at the rate or rates provided in the loan documents, fees, charges, expenses, indemnification, attorneys' fees and other amounts payable to any Credit Party thereunder or in connection therewith whether created directly or acquired by the Credit Parties by assignment or otherwise, whether matured or unmatured and whether absolute or contingent; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all reasonable expenses, including, without limitation, reasonable attorneys' fees and disbursements, that are incurred by the Credit Parties in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder; and (d) all other Obligations.
Section 2.    Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment and performance, and not of collection, and a debt of each Guarantor for its own account. Accordingly, none of the Credit Parties shall be obligated or required before enforcing this Guaranty against any Guarantor: (a)  to pursue any right or remedy any of them may have against the Borrower, any other Guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor or any other Person; or (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by a Credit Party which may secure any of the Guarantied Obligations.
Section 3.    Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any applicable law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Credit Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):
(a) (i) any change in the amount, interest rate or due date or other term of any of the Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;
(b)    any illegality, lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;
(c)    any furnishing to a Credit Party of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Obligations;
(d)    any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other obligor;
(e)    any act or failure to act by the Borrower, any other obligor or any other Person which may adversely affect such Guarantor's subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(f)    any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Obligations;
(g)    any application of sums paid by the Borrower, any other Guarantor or any other Person with respect to the liabilities of the Credit Parties, regardless of what liabilities of the Borrower remain unpaid;
(h)    to the fullest extent permitted by law, any statute of limitations in any action hereunder or for the collection of the Notes or the Reimbursement Obligations or for the payment or performance of the Guarantied Obligations;
(i)    the incapacity or lack of authority of Borrower or any Guarantor or any other person or entity;
(j)    the dissolution or termination of existence of the Borrower, any Guarantor or any other Person;
(k)    the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of the Borrower or any other Person;
(l)    the voluntary or involuntary receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, assignment, composition, or readjustment of, or any similar proceeding affecting, the Borrower or any Guarantor or any other person, or any of the Borrower's or any Guarantor's or any other Person's or entity's properties or assets;
(m)    the damage, destruction, condemnation, foreclosure or surrender of all or any part of any Property or any of the improvements located thereon;
(n)    the failure of a Credit Party to give notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or nonaction on the part of any other person whomsoever in connection with any Guarantied Obligation;
(o)    any failure or delay of a Credit Party to commence an action against the Borrower or any other Person, to assert or enforce any remedies against the Borrower under the Notes or the Loan Documents, or to realize upon any security;
(p)    any failure of any duty on the part of a Credit Party to disclose to any Guarantor any facts it may now or hereafter know regarding the Borrower, any other Person or the Properties or any of the improvements located thereon, whether such facts materially increase the risk to Guarantors or not;
(q)    failure to accept or give notice of acceptance of this Guaranty by the Credit Parties;
(r)    other than as expressly required hereunder, the failure to make or give notice of presentment and demand for payment of any of the indebtedness or performance of any of the Guarantied Obligations;
(s)    other than as expressly required hereunder, the failure to make or give protest and notice of dishonor or of default to Guarantors or to any other party with respect to the indebtedness or performance of the Guarantied Obligations;
(t)    except as otherwise specifically provided in this Guaranty, any and all other notices whatsoever to which Guarantors might otherwise be entitled;
(u)    any lack of diligence by the Credit Parties in collection, protection or realization upon any collateral securing the payment of the indebtedness or performance of the Guarantied Obligations;

(v)    the compromise, settlement, release or termination of any or all of the obligations of the Borrower under the Notes or the Loan Documents;
(w)    any transfer by the Borrower or any other Person of all or any part of the security encumbered by the Loan Documents;
(x)    claims or rights of set-off defense or counterclaim whatsoever, whether based in contract, tort, or any other theory, that any Guarantor may have provided, however, that the foregoing shall not be deemed a waiver of any Guarantor's right to assert any compulsory counterclaim, if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of any Guarantor's right to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against Agent or any Lender in any separate action or proceeding;
(y)    any law, regulation, decree or order of any jurisdiction or any event affecting any provision of the Guarantied Obligations; or
(z)    to the fullest extent permitted by law, any other legal, equitable or surety defenses whatsoever to which the Guarantors might otherwise be entitled or any other circumstances which might otherwise constitute a discharge of a Guarantor (other than indefeasible payment in full or as to a Guarantor, a release of such Guarantor pursuant to and as provided in the Credit Agreement or as approved by all of the Lenders), it being the intention that the obligations of the Guarantors hereunder are absolute, unconditional and irrevocable.
Section 4.    Action with Respect to Guarantied Obligations. The Credit Parties may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 hereof and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Obligations, including, but not limited to, extending or shortening the time of payment of any of the Obligations or changing the interest rate that may accrue on any of the Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any other obligor or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Guarantor or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Agent shall elect.
Section 5.    Representations and Warranties. Each Guarantor hereby makes to the Credit Parties all of the representations and warranties made by the Borrower expressly with respect to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full. In addition to making all of the representations and warranties made by the Borrower with respect to each Guarantor in the Credit Agreement, each Guarantor represents and warrants that: (a) this Guaranty: (i) has been authorized by all necessary limited partnership or limited liability company action of such Guarantor; (ii) (A) does not conflict with or result in a breach of, or constitute a default under, any agreement or other instrument to which any Guarantor is a party; and (B) does not violate any applicable law applicable to such Guarantor; (iii) does not require approval from any Governmental Authority relating to any Guarantor; and (iv) is the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditor's rights generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein may be limited by equitable principles generally; and (b) in executing and delivering this Guaranty, such Guarantor has (i) without reliance on the Credit Parties or any information received from the Credit Parties and based upon such documents and information it deems appropriate, made an independent investigation of the transactions contemplated hereby and the Borrower, the Borrower's business, assets, operations, prospects and condition, financial or otherwise, and any circumstances which may bear upon such transactions, the Borrower or the obligations and risks undertaken herein with respect to the Guarantied Obligations; (ii) adequate means to obtain from the Borrower on a continuing basis information concerning the Borrower; (iii) has full and complete access to the Credit Agreement and the other Loan Documents; and (iv) not relied and will not rely upon any representations or warranties of the Credit Parties not embodied herein or any acts heretofore or hereafter taken by the Credit Parties (including but not limited to any review by the Credit Parties of the affairs of the Borrower). All representations and warranties made under this Guaranty shall be deemed to be made at and as of the date of this Guaranty, the Effective Date and the date of the occurrence of the making of any Loan, or the issuance of any Letter of Credit, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder or under the Credit Agreement.
Section 6.    Covenants. Each Guarantor will perform and comply with all covenants applicable to such Guarantor, or which the Borrower is required to cause such Guarantor to comply with under the terms of the Credit Agreement or any of the other Loan Documents as if the same were more fully set forth herein.
Section 7.    Waiver. Each Guarantor, to the fullest extent permitted by applicable law, hereby waives, other than as expressly required hereunder or under the Credit Agreement, notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder. The Guarantor also waives the right to require the Agent to proceed first against the Borrower upon the Guarantied Obligations before proceeding against the Guarantor hereunder.
Section 8.    Reinstatement of Guarantied Obligations. If a claim is ever made on a Credit Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and such Credit Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by such Credit Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof, any release herefrom (except for a release in connection with the sale or mortgage of an Eligible Unencumbered Asset of such Guarantor), or the cancellation of the Credit Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, this Guaranty shall continue to be effective or be reinstated and such Guarantor shall be and remain liable to the Credit Parties for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to such Credit Party.
Section 9.    Avoidance.    Without limiting the generality of the foregoing provisions, each Guarantor, and by its acceptance of this Guaranty, the Agent, for the benefit of the Credit Parties, hereby confirm that the parties intend that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law (as defined below), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to this Guaranty. In furtherance of that intention, the liabilities of each Guarantor under this Guaranty (the “Liabilities”) shall be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other person with respect to the Liabilities, result in the Liabilities of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal, state or foreign law for the relief of debtors. This paragraph with respect to the maximum liability of each Guarantor is intended solely to preserve the rights of the Agent, for the benefit of the Credit Parties, to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this paragraph with respect to such maximum liability, except to the extent necessary so that the obligations of the Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guarantied Obligations may at any time and from time to time exceed the maximum liability of such Guarantor without impairing this Guaranty or affecting the rights and remedies of the Agent on behalf of the Credit Parties, hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor's obligations hereunder beyond its maximum liability

Section 10.    No Contest with Credit Parties; Subordination. So long as any Guarantied Obligation remains unpaid or undischarged, no Guarantor will, by paying any sum recoverable hereunder (whether or not demanded by any Credit Party) or by any means or on any other ground, claim any set-off or counterclaim against the Borrower in respect of any liability of any Guarantor to the Borrower or, in proceedings under federal bankruptcy law or insolvency proceedings of any nature, prove in competition with any Credit Party in respect of any payment hereunder or be entitled to have the benefit of any counterclaim or proof of claim or dividend or payment by or on behalf of the Borrower or the benefit of any other security for any obligation hereby guaranteed which, now or hereafter, any Credit Party may hold or in which it may have any share. For so long as the Obligations remain outstanding, each Guarantor hereby expressly waives any right of contribution from or indemnity against the Borrower, whether at law or in equity, arising from any payments made by such Guarantor pursuant to the terms of this Guaranty, and each Guarantor acknowledges that such Guarantor has no right whatsoever to proceed against the Borrower for reimbursement of any such payments. For so long as the Obligations remain outstanding, in connection with the foregoing, each Guarantor expressly waives any and all rights of subrogation to the Credit Parties against the Borrower, and each Guarantor hereby waives any rights to enforce any remedy which a Credit Party may have against the Borrower and any rights to participate in any collateral for the Borrower's obligations under the Loan Documents. Each Guarantor hereby subordinates any and all indebtedness of the Borrower now or hereafter owed to such Guarantor to all indebtedness of the Borrower to the Credit Parties, and agrees with the Credit Parties that (a) such Guarantor shall not demand or accept any payment from the Borrower on account of such indebtedness, (b) such Guarantor shall not claim any offset or other reduction of such Guarantor's obligations hereunder because of any such indebtedness, and (c) such Guarantor shall not take any action to obtain any interest in any of the security described in and encumbered by the Loan Documents because of any such indebtedness; provided, however, that, if a Credit Party so requests, such indebtedness shall be collected, enforced and received by such Guarantor as trustee for the Credit Parties and be paid over to the Credit Parties on account of the indebtedness of the Borrower to the Credit Parties, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty except to the extent the principal amount of such outstanding indebtedness shall have been reduced by such payment.
Section 11.    Payments Free and Clear. All sums payable by each Guarantor hereunder, whether of principal, interest, fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim. Any and all payments by or on account of any obligation of any Guarantor hereunder shall be made without deduction or withholding for any Taxes except as provided in Section 2.17 of the Credit Agreement.
Section 12.    Set-off. In addition to any rights now or hereafter granted under any of the other Loan Documents or applicable law and not by way of limitation of any such rights, each Guarantor hereby authorizes the Credit Parties, at any time during the continuance of an Event of Default,to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by such Credit Party or any affiliate of such Credit Party, to or for the credit or the account of such Guarantor held at any of the offices of the Agent or J.P. Morgan Securities LLC, against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured. Each Lender agrees to notify the applicable Guarantor of any such set-off and application made by such Lender, provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
Section 13.    Business Failure, Bankruptcy or Insolvency. In the event of the business failure of any Guarantor or if there shall be pending any bankruptcy or insolvency case or proceeding with respect to any Guarantor under federal bankruptcy law or any other applicable law or in connection with the insolvency of any Guarantor, or if a liquidator, receiver, or trustee shall have been appointed for any Guarantor or any Guarantor's properties or assets, the Credit Parties may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of such Person allowed in any proceedings relative to such Guarantor, or any of such Guarantor's properties or assets, and, irrespective of whether the indebtedness or other obligations of the Borrower guaranteed hereby shall then be due and payable, by declaration or otherwise, the Credit Parties shall be entitled and empowered to file and prove a claim for the whole amount of any sums or sums owing with respect to the indebtedness or other obligations of the Borrower guaranteed hereby, and to collect and receive any moneys or other property payable or deliverable on any such claim. Each Guarantor covenants and agrees that upon the commencement of a voluntary or involuntary bankruptcy proceeding by or against the Borrower, such Guarantor shall not seek a supplemental stay or otherwise pursuant to 11 U.S.C. §105 or any other provision of the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law (whether statutory, common law, case law, or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, to stay, interdict, condition, reduce or inhibit the ability of the Credit Parties to enforce any rights of such Person against such Guarantor by virtue of this Guaranty or otherwise. If a Credit Party is prevented under applicable law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Credit Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.
SECTION 14.     ADDITIONAL GUARANTORS; RELEASE OF GUARANTORS. SECTION 5.11 OF THE CREDIT AGREEMENT PROVIDES THAT CERTAIN SUBSIDIARIES MUST BECOME GUARANTORS BY, AMONG OTHER THINGS, EXECUTING AND DELIVERING TO AGENT A COPY OF THIS GUARANTY. ANY SUBSIDIARY WHICH EXECUTES AND DELIVERS TO THE AGENT THIS GUARANTY SHALL BE A GUARANTOR FOR ALL PURPOSES HEREUNDER. UNDER CERTAIN CIRCUMSTANCES DESCRIBED IN SECTION 5.10 OF THE CREDIT AGREEMENT, CERTAIN SUBSIDIARIES MAY OBTAIN FROM THE AGENT A WRITTEN RELEASE FROM THIS GUARANTY PURSUANT TO THE PROVISIONS OF SUCH SECTION, AND UPON OBTAINING SUCH WRITTEN RELEASE, ANY SUCH SUBSIDIARY SHALL NO LONGER BE A GUARANTOR HEREUNDER. EACH OTHER GUARANTOR CONSENTS AND AGREES TO ANY SUCH RELEASE AND AGREES THAT NO SUCH RELEASE SHALL AFFECT ITS OBLIGATIONS HEREUNDER.
Section 15.    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Guarantors, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Credit Parties shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

SECTION 16. GOVERNING LAW. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS GUARANTY. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
SECTION 17.     WAIVER OF JURY TRIAL; ETC.
(a)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OTHER CREDIT PARTY WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE CREDIT PARTIES AND EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OTHER CREDIT PARTY OF ANY KIND OR NATURE. TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), SUCH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

(b)    EACH OF THE GUARANTORS, THE AGENT AND EACH OTHER CREDIT PARTY HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OTHER CREDIT PARTY, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS, THE LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. EACH GUARANTOR AND EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY OTHER CREDIT PARTY OR THE ENFORCEMENT BY THE AGENT OR ANY OTHER CREDIT PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS GUARANTY.

Section 18.    Loan Accounts. Each Credit Party may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed prima facie evidence of the amounts and other matters set forth herein absent manifest error. The failure of a Credit Party to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.
Section 19.    Waiver of Remedies. No delay or failure on the part of a Credit Party in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by a Credit Party of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy. The remedies provided in this guaranty are not cumulative.
Section 20.    Termination. This Guaranty shall remain in full force and effect until indefeasible payment in full of the Guarantied Obligations, the cancellation of all Letters of Credit and the other Obligations and the termination or cancellation of the Credit Agreement in accordance with its terms, at which time this Guaranty shall automatically terminate and the Agent shall deliver evidence of such termination as such Guarantor may reasonably request.
Section 21.    Successors and Assigns. Each reference herein to the Agent or the other Credit Parties shall be deemed to include such Person's respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in accordance with, and subject to, the terms and conditions of the Credit Agreement, in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor's permitted successors and assigns, upon whom this Guaranty also shall be binding. The Lenders, the Issuing Bank and the Swingline Lender may, in accordance with, and subject to, the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor's obligations hereunder. Each Guarantor hereby consents to the delivery by the Agent or any Lender to any permitted assignee or Participant (or any prospective assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.
Section 22.    JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.
Section 23.    Amendments. This Guaranty may not be amended except in writing signed by the Required Lenders (or all of the Lenders if required under the terms of the Credit Agreement), the Agent and each Guarantor; provided that the consent of the Required Lenders shall not be required for the addition of any Guarantor pursuant to Section 14 hereof or the release of any Guarantor in accordance with Section 5.10 of the Credit Agreement.
Section 24.    Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Agent, not later than 3:00 p.m., New York City time, on the date of demand therefor; provided, however, that for any request received after 1:00 p.m., New York City time, such payment shall be made by 12:00 p.m., New York City time, on the following Business Day.
Section 25.    Expenses. The Guarantors shall reimburse the Agent on demand for all costs, expenses and charges (including without limitation reasonable fees and charges of external legal counsel for the Agent and costs allocated by its internal legal department) incurred by the Agent in connection with the preparation, performance or enforcement of this Guaranty. The obligations of the Guarantors under this Section shall survive the termination of this Guaranty.
Section 26.    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or nationally recognized overnight courier service, mailed by certified or registered mail or sent by telecopy (and confirmed by another form of permitted delivery) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Agent, any Lender, the Issuing Bank or the Swingline Lender at its respective address for notices provided for in the Credit Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.
Section 27.    Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 28.    Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.
Section 29.    Limitation of Liability. Neither the Agent, any other Credit Party nor any affiliate, officer, director, employee, attorney, or agent of such Persons, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents. Each Guarantor hereby waives, releases, and agrees not to sue the Agent, any other Credit Party or any of such Person's affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Loan Documents, or any of the transactions contemplated by Credit Agreement or financed thereby.
Section 30.    Counterparts; Integration; Effectiveness. This Guaranty may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guaranty sets forth the entire understanding of the Guarantors and the Credit Parties relating to the guarantee of the Guarantied Obligations and constitutes the entire contract between the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Guaranty shall become effective when it shall have been executed and delivered by the Guarantors to the Agent. Delivery of an executed signature page of this Guaranty by telecopy or other acceptable form of electronic transmission shall be effective as delivery of a manually executed signature page of this Guaranty.
Section 31.    Non-Recourse. The provisions of Section 9.17 of the Credit Agreement are incorporated herein by reference and made a part of this Guaranty as if set forth herein in full.

Section 32.    Definitions. Capitalized terms used herein that are not otherwise defined herein shall have the meanings given them in the Credit Agreement.

[Signatures Begin on Next Page]

[SUBSIDIARY GUARANTORS]

By: _____________________________________
Name:
Title:

Address

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By: ________________________________________
Name:
Title:

EXHIBIT C-1

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Revolving Credit Agreement dated as of February 28, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Taubman Realty Group Limited Partnership, JPMorgan Chase Bank, N.A., as administrative agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By: ______________________________
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT C-2

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Revolving Credit Agreement dated as of February 28, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Taubman Realty Group Limited Partnership, JPMorgan Chase Bank, N.A., as administrative agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By: ____________________________
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT C-3

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Revolving Credit Agreement dated as of February 28, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Taubman Realty Group Limited Partnership, JPMorgan Chase Bank, N.A., as administrative agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By: ______________________________________
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT C-4

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Revolving Credit Agreement dated as of February 28, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Taubman Realty Group Limited Partnership, JPMorgan Chase Bank, N.A., as administrative agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By: __________________________
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT D
FORM OF BORROWING REQUEST
Date: ____________, 201_
To:    JPMorgan Chase Bank, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Revolving Credit Agreement, dated as of February 28, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among The Taubman Realty Group Limited Partnership, a Delaware limited partnership (the Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”).
The undersigned hereby requests (select one):
☐    A Borrowing of Revolving Loans

1.	On [___________], 201_ (the “Borrowing Date”)[1]

2.	In the amount of $_____________________ . [2]

3.	Comprised of [Eurodollar Borrowing][ABR Borrowing].

4.	For Eurodollar Borrowings: with an Interest Period of ___ months.

5.	To be wired to the Borrower account [Location] [Name] [Account Number] in accordance with Section 2.07 of the Credit Agreement.
☐    A Borrowing of Swingline Loans

1.	On [___________], 201_ (the “Borrowing Date”)[3]

2.	In the amount of $_____________________ . [4]
______________________________________________
1 Date of Borrowing must be a Business Day
2 Such amount of Borrowing of Eurodollar Loans must be in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess of that amount. Such amount of Borrowing of ABR Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess of that amount.
3Date of Borrowing must be a Business Day
4 Such amount of Borrowing of Swingline Loans must be in a minimum principal amount of $1,000,000 or a whole multiple of $100,000 in excess of that amount.

☐    The [issuance][amendment][renewal][extension] of a Letter of Credit

1.	On [___________], 201_ (the “Issuance Date”) [5]

2.	With an expiration date of [___________].

3.	In the amount of $____________________.

4.	The name and address of the beneficiary is: [____________________].

[5.	The identification number of the Letter of Credit is [______________].] [6]
The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and as of the date of the making of the requested [Borrowing][Letter of Credit issuance, amendment, renewal or extension] and after giving effect thereto:
(a)    The representations and warranties of the Borrower set forth in Article III of the Credit Agreement are and shall be true and correct on and as of the date of such [Borrowing][issuance, amendment, renewal or extension of such Letter of Credit] (other than representations and warranties that speak of a different or specific date, which are true and correct as of such different or specific date);

(b)    No Default has occurred and is continuing; and

(c)    The Borrower will be in compliance with the financial covenants set forth in Sections 6.11(b) and 6.11(g) of the Credit Agreement on a pro-forma basis.

If notice of the requested Borrowing was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.03 of the Credit Agreement.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE TO FOLLOW

_____________________________
5 Issuance Date must be a Business Day
6 Line 6 to be included only for an amendment to, or a renewal or extension of, an issued and outstanding Letter of Credit.

Borrower
THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a Delaware limited partnership
By:_____________________________________
Name:
Title:

EXHIBIT E
FORM OF COMPLIANCE CERTIFICATE
_________, 201_

JPMorgan Chase Bank, N.A., as Administrative Agent
10 South Dearborn, 19th Floor, IL 1-0958
Chicago, IL 60603
Attention: David Weislogel
Each of the Lenders Party to the Credit
Agreement referred to below

Ladies and Gentlemen:
Reference is made to that certain Revolving Credit Agreement dated as of February 28, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among The Taubman Realty Group Limited Partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 9.04 thereof (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
Pursuant to Section 5.01(d) of the Credit Agreement, the undersigned hereby certifies to the Agent and the Lenders (not in his/her individual capacity but solely as a Financial Officer of the Borrower) as follows:
(1)    The undersigned is the [_____________]1 of the Borrower.
(2)    The undersigned has, or has caused to be, examined the Loan Documents and the books and records and consolidated financial condition of the Borrower and its Subsidiaries and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.
(3)    To the best of the undersigned's knowledge, information and belief after due inquiry, no Default or Event of Default exists.2
(4)    Attached hereto and included on Schedule 1 is a list of all Eligible Unencumbered Assets for the preceding calendar quarter together with the Unencumbered Asset Value of such Property, Combined Property EBITDA attributable to such Property, Occupancy Rate for such Property, a financial statement for such Property which includes the Combined Property EBITDA for such Property and occupancy report for such Property, a rent roll for such Property, a sales report for such Property and average sales per square foot for such Property in accordance the methodology used by the Borrower to publicly report average sales per square for its Properties.
__________________________

1 Insert appropriate title of the certifying Financial Officer
2 If a Default has occurred, specify the details thereof and any action taken or proposed to be taken with respect thereto

(5)    There has been no change in the methodology used by the Borrower for determining Occupancy Rate or average sales per square foot.3
(6)    All Eligible Unencumbered Assets listed in Schedule 1 fully qualify under the applicable criteria for inclusion as Eligible Unencumbered Assets, as set forth in the Credit Agreement.
(7)    Attached hereto as Schedule 1 are reasonably detailed calculations demonstrating compliance with the following covenants contained in Section 6.11 of the Credit Agreement:
(a)     Net Worth. As at the end of the preceding fiscal quarter of the Borrower, Net Worth is equal to, or greater than, $2,000,000,000.
(b)     Total Leverage Ratio. As at the end of the preceding fiscal quarter of the Borrower, the Total Leverage Ratio does not exceed 60%.
(c)     Secured Leverage Ratio. As at the end of the preceding fiscal quarter of the Borrower, the Secured Leverage Ratio does not exceed [50][55]%.
(d)     Fixed Charge Coverage Ratio. As at the end of the preceding fiscal quarter of the Borrower, the ratio of Combined EBITDA to Fixed Charges, each for the period of four consecutive fiscal quarters then ended, is equal to, or greater than, 1.50 to 1.00.
(e)     Recourse Secured Debt. As at the end of the preceding fiscal quarter of the Borrower, the aggregate outstanding amount of Recourse Secured Indebtedness does not exceed 20% of Capitalization Value; provided that the aggregate outstanding amount of Recourse Secured Indebtedness that was incurred for purposes other than property construction does not exceed 10% of Capitalization Value.
(f)     Unencumbered Asset Value. At all times during the preceding fiscal quarter of the Borrower, there were three (3) or more Eligible Unencumbered Assets and Unencumbered Asset Value is equal to, or greater than, $800,000,000.
(g)     Unencumbered Leverage Ratio. As at the end of the preceding fiscal quarter of the Borrower, the Unencumbered Leverage Ratio does not exceed 60%.
(h)     Unencumbered Interest Coverage Ratio. As at the end of the preceding fiscal quarter of the Borrower, the ratio of Unencumbered EBITDA to Unsecured Interest Expense, each for the period of four consecutive fiscal quarters then ended, is equal to, or greater than, 2.00 to 1.00.
(i)     Unencumbered Asset Occupancy Ratio. As at the end of the preceding fiscal quarter, the Eligible Unencumbered Assets have an aggregate Occupancy Rate that is equal to, or greater than, 80% of the aggregate gross leasable area within such Eligible Unencumbered Assets.
__________________________
3 If a change has occurred, describe such change in methodology.

(8)    Updates to Schedules EG, SG, UA and 3.18 of the Credit Agreement, as applicable, are attached hereto as Schedule 2. 4
(9)    All quarterly supplemental information reports have been made publicly available.

[Remainder of Page Intentionally Left Blank]

____________________________

4 Mark “N/A” on Schedule 2 if no Schedule updates made during the reporting period, or if updates were previously delivered (in the case of Schedules EG, SG and UA) or are publicly available (in the case of Schedule 3.18).

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

________________________________________
Name:
Title:

Schedule 1

[Calculations to be Attached]

Schedule 2

EXHIBIT F
FORM OF INTEREST ELECTION REQUEST
_______________________, 20__
To:    JPMorgan Chase Bank, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Revolving Credit Agreement, dated as of February 28, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among The Taubman Realty Group Limited Partnership, a Delaware limited partnership (the Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”).
Pursuant to Section 2.08 of the Credit Agreement, the Borrower hereby requests a [continuation][conversion] of a Borrowing of Revolving Loans under the Credit Agreement, and in connection therewith sets forth below the information relating to such Interest Election Request as required by such Section of the Credit Agreement:

1.	The proposed date of such Interest Election Request is ______________, 20__. [1]

2.	The aggregate principal amount of Revolving Loans subject to the Interest Election Request is $______________ and was originally borrowed by the Borrower on _____________, 20__.

3.	The portion of such principal amount subject to such Interest Election Request is $_________________.

4.	The Revolving Loans subject to this Interest Election Request are currently:
[Check one box only]     ☐ ABR Loans
☐ Eurodollar Loans

5.	The resulting Revolving Loans made pursuant to this Interest Election Request shall be Revolving Loans of the following Type:
[Check one box only]
☐ ABR Loans
☐ Eurodollar Loans, each with an initial Interest Period for a duration of:
[Check one box only]     ☐ 1 month
☐ 2 months
☐ 3 months
☐ 6 months
☐ 9 months
☐ 1 year
☐ ________
_________________________
1Date of Interest Election Request must be a Business Day.

If notice of the requested Interest Election Request was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.08 of the Credit Agreement.
IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Interest Election Request as of the date first written above.
TAUBMAN REALTY GROUP LIMITED PARTNERSHIP

By:_________________________________
Name:
Title: